As filed with the Securities and Exchange Commission on July 2, 2003

Registration Statement No. ___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

Amendment 3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GLOBAL INTERNET COMMUNICATIONS, INC.

(Name of Small Business Issuer in its Charter)

Nevada	7370	N/A
(State or other jurisdiction	(Primary Standard	(I.R.S. Employer
of incorporation)	Industrial	Identification No.)
	Classification Code Number)

Suite 2305-1050 Burrard Street, Vancouver, British Columbia, Canada	V6Z 2S3
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 662-4665

Copies of Communications to:

Conrad Lysiak, Spokane (509) 624-1475

James Hutchison,

Seigel Law Group (250) 360-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the requisite votes are obtained pursuant to the solicitation by Global Internet Communications referred to in this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

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If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

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If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.00001 per share	2,000,000	0.075	$150,000	$12.15

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, on the basis of the average of the bid and ask prices reported on the National Quotation Bureau on March 12, 2003 for the common stock, no par value, of GIC CANADA Inc., which will be converted into common stock, par value $.00001 per share, of GIC Nevada, a Nevada corporation, on a one-for-one basis pursuant to the conversion described in this Registration Statement.

GIC NEVADA HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL GIC NEVADA SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER OR SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROXY/PROSPECTUS SUBJECT TO COMPLETION, DATED ___, 2003

Global Internet Communications Inc. (Canada)
Suite 2305-1050 Burrard Street
Vancouver, British Columbia
Canada, V6Z 2S3

Global Internet Communications Inc. (Nevada)
Suite 2305 - 1050 Burrard Street
Vancouver, BC, Canada, V6Z 2S3

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A special meeting of the stockholders of Global Internet Communications, Inc., (GIC CANADA) will be held on _____, 2003, at __ a.m., at Suite 2305-1050 Burrard Street, Vancouver, British Columbia, Canada, V6Z 2S3, for the purpose of voting upon proposals to change the incorporation of the company from British Columbia to Nevada, to grant management the discretionary authority to adjourn the meeting to a later date and solicit additional proxies in favor of the conversion proposal, and to transact any other business as may properly come before the special meeting.

The continuation would be accomplished through the adoption of the proposed plan of conversion. If we complete the continuation, GIC CANADA will be continued under the laws of the State of Nevada (Nevada Revised Statutes) and will be governed by Nevada law.

Only stockholders of record at the close of business on_____, 2003 are entitled to notice of and to vote at the meeting. Stockholders of record are entitled to dissention and appraisal rights of the fair value of their shares. If you do not expect to attend in person, please sign and return the enclosed proxy card.

By Order of the Board of Directors,

Rory O'Byrne,
President, Chief Executive Officer and Director

_________, 2003

Dear GLOBAL INTERNET COMMUNICATIONS, INC. Stockholder:

You are cordially invited to attend a special meeting of stockholders to be held on _____, 2003 at ___ a.m. at Suite 2305-1050 Burrard Street, Vancouver, British Columbia, Canada, V6Z 2S3. The purpose of the meeting is to allow you to vote on the proposed conversion plan that would change the company's domicile from British Columbia to Nevada. If we complete the conversion the Nevada Revised Statutes would govern the company.

We believe that the continuation to Nevada will allow us to grow more effectively in the United States, our principal market, and provide the company with access to more qualified technical staff. Moreover, we have few employees located in Canada and our board of advisors, upon whom we shall rely, are principally resident in the United States. GIC CANADA common stock is currently listed for trading on the Pink Sheets under the symbol "GICIF".

The Board of Directors has declared the conversion plan advisable and recommends that you vote in favor of the continuation of the company from British Columbia to Nevada. Our officers and directors have indicated that they intend to vote for the approval of the conversion.

We are calling a special meeting of the stockholders to vote on the plan of conversion and are soliciting proxies for use at the meeting. The record date for voting at the meeting is _____, 2003.

Stockholders of record are entitled to dissension and appraisal rights of the fair value of their shares if they vote against the plan of conversion.

SEE "RISK FACTORS," BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN RISKS, INCLUDING TAX EFFECTS, RELATING TO THE CONVERSION AND THE OWNERSHIP OF COMMON SHARES IN GLOBAL INTERNET COMMUNICATIONS, INC.

This proxy statement is first being mailed to holders of Global Internet Communications Inc. common stock on or about _____, 2003.

PLEASE NOTE THAT NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Sincerely,

Rory O'Byrne, President and Chief Executive Officer

TABLE OF CONTENTS

TABLE OF CONTENTS
SUMMARY
SUMMARY FINANCIAL INFORMATION
RISK FACTORS
CONVERSION PROPOSAL
VOTING AND PROXY INFORMATION SPECIAL MEETING
DISSENTER AND APPRAISAL RIGHTS
MATERIAL CANADIAN TAX CONSEQUENCES GENERAL
MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
COMPARATIVE RIGHTS OF STOCKHOLDERS
ACCOUNTING TREATMENT
BUSINESS OF GIC NEVADA
BUSINESS OF GIC CANADA
PRIMARY AGREEMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
MARKET PRICES, DIVIDENDS AND TRADING INFORMATION
MANAGEMENT
EXECUTIVE COMPENSATION
RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP
DESCRIPTION OF CAPITAL STOCK
STOCKHOLDER PROPOSALS
EXPERTS
LEGAL MATTERS
AVAILABLE INFORMATION
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Item 21. Exhibits.
Item 22. Undertakings.

ANNEX A

Plan of Conversion

SUMMARY

This summary provides an overview of the information contained in this proxy statement and does not contain all of the information you should consider. Therefore, you should also read the more detailed information set forth in this document and the financial statements of the company. The symbol "$" refers to United States dollars.

In this prospectus, unless otherwise indicated or the context otherwise requires, we will refer to Global Internet Communications Inc. as "GIC CANADA"

THE COMPANIES

The Registrant, Global Internet Communications, Inc. (GIC Nevada) was formed on February 26, 2003 as a Nevada corporation, solely for the purpose of effecting the change of domicile of GIC CANADA and the conversion transaction. Upon completion of the transaction, GIC CANADA will cease to exist and the business of GIC Nevada will be the businesses currently conducted by GIC CANADA.

The address for GIC Nevada is:

GIC Nevada
2305-1050 Burrard Street
Vancouver, BC V6Z 2S3

Global Internet Communications, Inc. ("GIC CANADA") was originally incorporated as "573633 B.C. Ltd." on October 22, 1998 in British Columbia, Canada. The name was changed to Global Internet Communications, Inc. on November 14, 2000 and operations commenced thereafter. We completed our initial public offering in March 2002. Our headquarters are located at Suite 2305-1050 Burrard Street, Vancouver, British Columbia, Canada, V6Z 2S3, 604-662-4665.

GIC CANADA has executed an arms length, worldwide, exclusive non-transferable non-assignable license with KyxPyx Technologies, Inc., a private British Columbia corporation, to use their media streaming technology. GIC is affiliated with the licensor, KyxPyx Technologies. The companies' share a common officer in Kelly Myers who acts as GIC's Secretary and Chief Technology Officer and the President, CEO and director KyxPyx Technologies'. Mr. Myers owns 21.8% of KyxPyx and 0.05% of GIC. Although tThere are no plans, arrangements or understandings between GIC CANADA and KyxPyx Technologies concerning future mergers and the licensor is not a predecessor of GIC CANADA we are materially dependent on them.

The license restricts our rights to sublicensing the technology to companies within the pharmaceutical industry. Media streaming refers to Internet distribution systems that transmit sounds and images from broadcaster to viewer. Streaming is similar to conventional television or radio broadcasting in that sounds and images are converted into electrical signals (transmission formats) and transmitted from broadcasters to viewers where they are in turn reconverted into the original sounds and images.

GIC CANADA has received the broadcasting component (the first of two components) of its licensed media streaming technology. This broadcast server allows users to broadcast legacy audio/video content. We shall continue to distribute the broadcast server software as a stand-alone product through our web site. KyxPyx Technologies has completed the transmission format (the second component) of its media streaming technology but has yet to overcome the technical hurdles of synchronizing the audio with the video in the format. Without synchronization we are unable to offer a fully integrated media streaming product. KyxPyx has not overcome the technical hurdles and have advised that there can be no certainty that they will be able to do so. This deficiency does not effect the marketing of the broadcast server but it does adversely impact our ability to effectively compete.

After the adoption of the Plan of Conversion (defined herein as being synonymous with Plan of Merger) and the continuation, the company will be a Nevada corporation governed by the Nevada Revised Statutes. We will conduct limited operations over the next twelve months and maintain the business in which we are currently engaged, however, the change of domicile will result in material increases in our general administrative operations and activities resulting in increased administrative expenses and the increased allocation of resources from management. The business and operations of GIC CANADA following the conversion will be identical in most respects to our current business, except that we will no longer be subject to the corporate laws of British Columbia but will be subject to the Nevada Revised Statutes. The differences between the laws will not materially affect our business but will affect your rights as a stockholder. The differences between the applicable laws of the two jurisdictions are discussed in greater detail under the heading "Comparative Rights of Stockholders" on page 26.

FACTORS YOU SHOULD CONSIDER

The conversion, which will have the effect of transferring the domicile of GIC CANADA from British Columbia to Nevada, will not have any effect on your relative equity or voting interests in our business. You will continue to hold exactly the same shares that you currently hold. The continuation will, however, result in changes in your rights and obligations under applicable corporate laws.

REASONS FOR THE CONVERSION

Although the market for our product is global, the United States is the principal market for our video streaming services. The success of our growth strategy is predicated on access to the US market and in large part, our expansion into the U.S. market will be facilitated through the relationships we have with our Board of Advisors. These individuals principally reside in the United States.

Management believes that a larger pool of technical expertise exists in the United States. By conducting business as a U.S. domiciled company we believe these individuals may be more receptive to employment with GIC Nevada.

Our business is capital intensive and we feel it is vital to our future business success to ensure that the investing public and other interested parties are provided with full and frank disclosure of our company. GIC Nevada, upon the effectiveness of this registration statement, will be required to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934. This will obligate us to file periodically, including Form 8-K (current report), Form 10-Q (quarterly report), and Form 10-K (annual report). However, unlike Section 12 registrants we will not be subject to proxy, insider or tender offer rules. The board of directors believes that this filing obligation will provide potential investors greater transparency and lead to greater interest in our company within the financial and investing communities. Continuing into Nevada will facilitate this mandate.

The company stock trades exclusively in the U.S. on the Pink Sheets through the facilities of the National Quotation Bureau. To date we have conducted limited operations in Canada and have only one officer and director who resides in Canada on a full time basis. For these reasons the board believes that it is in the best interest of the company and its stockholders to continue into the State of Nevada.

RISK FACTORS THAT MAY AFFECT YOUR VOTE

Factors such as possible adverse tax consequences and continued stock price volatility of our common stock following the continuation may affect your vote on the conversion plan and your interest in owning our common shares. In evaluating the merits of the proposed conversion, you should carefully consider the risk factors in this proxy statement/prospectus. You are entitled to dissention and appraisal rights under the British Columbia Company Act.

MATERIAL TAX CONSEQUENCES FOR STOCKHOLDERS

A more detailed summary of the factors affecting the tax consequences for stockholders is set out under "Material United States Federal Tax Consequences" and "Material Canadian Income Tax Consequences." Stockholders should consult their own tax advisers with respect to their particular circumstances.

United States federal income tax consequences

U.S. holders and Canadian holders of our stock will not be required to recognize any gain or loss as a result of the continuation. Any stockholder's adjusted basis in the shares of the Canadian company will be equal to such stockholder's adjusted basis in the shares of the Nevada Company. A shareholder's holding period in the shares of GIC Nevada received in the conversion includes the period of time during which such shareholder held his or her shares in GIC CANADA. For a more complete discussion of the U.S. Income Tax consequences, please see "Material United States Federal Income Tax Consequences" on page 23.

Canadian income tax consequences

On our continuance to Nevada, the Canadian company will be deemed to dispose of and to immediately re-acquire its assets at their fair market value. If the fair market value of the assets exceeds the taxable basis in the assets a tax will be due. None of our assets have a fair market value that is in excess of their respective taxable basis, and we will not have to pay Canadian taxes as a result of the continuation.

A Canadian stockholder will not realize a disposition of their Canadian shares on continuation to Nevada. To the extent a deemed dividend is paid by the Canadian company to a Canadian stockholder, the amount of the dividend will be included in their income.

For a more complete discussion of the Canadian Income Tax Consequences, please see "Material Canadian Income Tax Considerations" on page 21.

HOW THE CONVERSION WILL AFFECT YOUR RIGHTS AS A STOCKHOLDER

You will continue to hold the same shares you now hold following the continuation of the company to Nevada. However, the rights of stockholders under British Columbia law differ in certain substantive ways from the rights of stockholders under the Nevada Revised Statutes. Enclosed herein after is a brief summary of some of the changes in stockholder rights that will result from continuation. This is not a complete list.

Under Nevada law, unless otherwise provided in the charter, stockholders may act without a meeting by written consent of the majority of the voting power of the outstanding common stock entitled to vote on the matter, and notice need not be given to stockholders. Under British Columbia law, stockholders may only act by way of a resolution passed at a duly called meeting unless all stockholders otherwise entitled to vote consent in writing.

Under Nevada law, a charter or bylaw amendment requires approval by vote of the holders of a majority of the outstanding stock. Under British Columbia law, an amendment to a corporation's charter requires approval by two-thirds majority of the stockholders.

Dissenter's rights are available to stockholders in more circumstances under British Columbia law than under Nevada law.

Stockholders have a statutory oppression remedy under British Columbia law that does not exist under Nevada statute.

A majority of the directors of a British Columbia company must reside in Canada. Nevada law does not contain a similar provision.

A director's liability may not be limited under British Columbia law as it may under Nevada law.

PRICE VOLATILITY

We cannot predict what effect the continuation will have on the market price prevailing from time to time or the liquidity of our shares.

ACCOUNTING TREATMENT OF THE CONVERSION

The conversion of our company from a British Columbia corporation to a Nevada corporation represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at historical cost in accordance with the guidance for transactions between entities under common control in Statement of Financial Accounting Standards No. 141, Business Combinations. The historical comparative figures of GIC Nevada will be those of GIC CANADA as a British Columbia company.

Upon the effective date of the conversion, we will be subject to the securities laws of Nevada as those laws apply to domestic issuers. We will qualify as a reporting issuer in the United States. Before our continuance in Nevada, we prepared our financial statements in accordance with U.S. generally accepted accounting principles. As a Nevada company, we will continue to prepare our annual and interim consolidated financial statements in accordance with U.S. generally accepted accounting principles.

OUR RECOMMENDATION TO STOCKHOLDERS

Taking into consideration all of the factors and reasons for the conversion set forth above and elsewhere in this proxy statement/prospectus, the board of directors has approved the conversion and recommends that stockholders of GIC CANADA vote FOR approval of the plan of conversion.

MATTER TO BE VOTED ON AT THE SPECIAL MEETING

GIC CANADA stockholders will be asked to approve the conversion plan. This plan will have the effect of changing our domicile from British Columbia to Nevada.

VOTE NEEDED TO APPROVE THE PLAN OF CONVERSION

Approval of the conversion plan requires the affirmative vote of the stockholders of GIC CANADA holding two-thirds majority of the shares present in person or represented by proxy and entitled to vote on the resolution of the shares of GIC CANADA common stock. The directors and executive officers of the company together directly own approximately 52.6% of the total number of outstanding shares of GIC CANADA common stock. These stockholders have indicated that they intend to vote all their shares for the approval of the plan of conversion.

SUMMARY FINANCIAL INFORMATION

The following summary financial information for the years 2000 through 2002 includes balance sheet and statement of operations data from the audited financial statements of GIC CANADA. The information contained in this table should be read in conjunction with "management's discussion and analysis or plan of operation" and the financial statements and accompanying notes included therein.

GIC Canada FOR THE YEAR ENDED DECEMBER 31,
	2002	2001	2000
STATEMENT OF OPERATIONS DATA
Revenue	$ -	$ -	$ -
Net (Loss) per Share	$ (0.02)	$ (0.01)	$ (0.02)

BALANCE SHEET DATA
Total assets	$ 96,987	$ 653	$ 674
Long-term obligations	$ -	$ -	$ -

Average shares outstanding	1,803,000	1,000,000	129,000

The following summary financial information for the period February 26 through February 28, 2003 includes balance sheet and statement of operations data from the audited financial statements of GIC Nevada. The information contained in this table should be read in conjunction with "management's discussion and analysis or plan of operation" and the financial statements and accompanying notes included therein.

GIC Nevada FOR THE PERIOD FEBRUARY 26 TO FEBRUARY 28,
2003
STATEMENT OF OPERATIONS DATA
Revenue	$ -
Net (Loss)	$ (615)

BALANCE SHEET DATA
Total assets	$ -
Total Liabilities	$ 614

Average shares outstanding	1

RISK FACTORS

An investment in GIC CANADA common shares involves certain risks. In evaluating GIC CANADA, our business and the proposed plan of conversion, investors should carefully consider the following risk factors.

RISKS RELATING TO THE CONTINUATION

WE MAY OWE ADDITIONAL CANADIAN TAXES AS A RESULT OF THE CONVERSION IF OUR CONCLUSIONS RELATING TO THE VALUE OF OUR ASSETS ARE INCORRECT. For Canadian tax purposes, on the date of conversion/continuance, we will be treated as though we sold all of our property and received the fair market value for those properties. We will be taxed on any income or gain realized on that "sale." If the fair market value of our assets is greater than our tax basis in our assets, we will have taxable gain on the deemed "sale". Because of our limited capital resources any determination that a gain has been realized and funds are owing will adversely impact our ability to execute our plan of operations.

THE FACTS ON WHICH WE BASED OUR ASSUMPTIONS ON THE FAIR MARKET VALUE OF OUR ASSETS MAY CHANGE BEFORE THE CONVERSION IS COMPLETE RESULTING IN THE IMPOSITION OF CANADIAN FEDERAL INCOME TAX. We reviewed our assets, liabilities and paid-up capital and believe that we will not owe any Canadian federal income taxes as a result of the conversion and continuation. We believe the fair market value of our assets is not in excess of our tax basis of such assets. If the facts on which we based our assumptions and conclusions change before the conversion and continuation is completed we may be required to pay Canadian tax. We do not have any contingency funds in the event the tax authorities impose a tax levy.

WE MADE CERTAIN ASSUMPTIONS REGARDING THE TAX TREATMENT OF THIS TRANSACTION IN ORDER TO REACH OUR CONCLUSIONS AND IT MAY BE POSSIBLE FOR SOME OF THESE ASSUMPTIONS TO BE INTERPRETED IN A DIFFERENT MANNER, WHICH WOULD BE UNFAVORABLE TO US. You should understand that it is possible that the federal tax authorities will not accept our valuations or positions and claim that we owe taxes and tax penalties as a result of this transaction. We have not applied to the federal tax authorities for a ruling on this matter and do not intend to do so. There can be no certainty as to the size or extent of the tax or tax penalty.

SHAREHOLDERS ARE ENTITLED TO DISSENTION AND APPRAISAL RIGHTS WHICH COULD RESULT IN UNANTICIPATED LEGAL COSTS BEING LEVIED AGAINST THE COMPANY. In a dissent and appraisal dispute, a dissenting shareholder may apply to the court for an adjudication on the fair value of their shares. Legal costs associated with dissent proceedings are borne by the party that fails to prevail in the dispute. GIC may not prevail in any potential proceeding and be liable for legal costs.

RISK FACTORS RELATING TO THE COMPANY AND OUR INDUSTRY

RECORDED ASSET AMOUNTS IN OUR FINANCIAL STATEMENTS MAY REQUIRE SUBSTANTIAL ADJUSTMENTS AND AS SUCH THEY MAY NOT BE RELIABLE. Investors should take care when reviewing our financial statements as the recorded asset amounts are based upon assumptions that we will be able to continue as a going concern. Our auditors have raised substantial doubt about our ability to do so.

THE DEMAND FOR AND PRICE OF OUR COMMON SHARES MAY CONTINUE TO BE VOLATILE. To date the market price of our common shares have been subject to wide fluctuations in price, ranging between $0.05 per share and $0.5 per share and very illiquid. The effect of the continuation to Nevada is uncertain. This uncertainty may contribute to increased volatility.

WE ARE DEPENDENT ON THE LICENSOR, KYXPYX TECHNOLOGIES, FOR OUR CONTINUED OPERATIONS. Any transition to alternate suppliers would be likely to result in delays, operational problems, or increased expenses and may limit our ability to provide services to our users or expand our operations. Such delays could severely affect our ability to continue as a going concern.

IF WE FAIL TO RECEIVE UPGRADES, OR THE UPGRADES RECEIVED DO NOT FUNCTION PROPERLY WE MAY BE UNABLE TO EXECUTE OUR BUSINESS PLAN. The licensor is required by license to supply the necessary technical documentation to implement the upgrades but there can be no certainty that it will be supplied in a timely manner and if supplied in a timely manner that we will be able to hire the necessarily qualified staff, and if we are so able, that they will be able to successfully carry out the instructions and implement the received upgrades.

THE LICENSOR HAS FAILED TO DELIVER A FULLY SYNCHRONIZED MEDIA STREAMING PRODUCT. WITHOUT SYNCHRONIZATION OUR MEDIA STREAMING PRODUCT IS DEFICIENT AND WE WILL BE UNABLE TO EFFECTIVELY COMPETE. Without synchronization our operational activities are limited to the marketing of the broadcast server software. This deficiency effectively eliminates our ability to compete in the fully integrated audio video streaming market. The licensor advises that it remains uncertain when and if the problem can be overcome. We are dependant on KyxPyx to ensure that the audio and video are correctly synchronized.

IF MR. MYERS CEASES TO PROVIDE SERVICES TO OUR COMPANY OUR BUSINESS WILL BE ADVERSELY AFFECTED. We are dependent upon our CTO, Mr. Myers. Mr. Myers' contractual obligations to GIC CANADA will remain in force and effect upon the continuation to Nevada. However, if we are not able to retain Mr. Myers we will be adversely affected. Mr. Myers has entered into an employment agreement that contains a non-compete provision during the course of his employment and for two years after termination.

AS OF DECEMBER 31, 2002, CERTAIN OFFICERS AND DIRECTORS DONATED SERVICES TO THE COMPANY. WITHOUT THE CONTINUED DONATION OF SERVICES OUR RESULTS OF OPERATIONS WILL SUFFER. As of December 31, 2002, we had a total of $37,730 donated to the company in the form of consulting by officers and directors. As of December 2002 we had $96,987 in cash and cash equivalents, We have been dependant upon the continued donations by these individuals without which our results of operations would have been significantly worse. If these individuals do not continue to donate their services our results of operations will suffer.

LITIGATION ARISING OUT OF LICENSE INFRINGEMENT OR OTHER COMMERCIAL DISPUTES, INCLUDING PATENT INFRINGEMENT COULD CAUSE US TO INCUR EXPENSES TO ENFORCE OUR RIGHTS, IMPAIR OUR COMPETITIVE ADVANTAGE, DIVERT MANAGEMENT ATTENTION AND DISRUPT OUR BUSINESS. We may be unable to prevent or detect the unauthorized use of, or to enforce effectively, our license rights. We cannot ensure that any steps we take to protect our rights granted under license will be sufficient or effective. Failure to protect these rights adequately could harm our brand, devalue our content, and affect our ability to compete effectively. Defending our rights granted under license could result in the expenditure of significant and scarce financial and managerial resources. We cannot be certain that our licensed product does not, or will not, infringe upon patents, trademarks, copyrights or other intellectual property rights held by third parties. In addition, since we rely on a third party to help us develop and support our product and service offerings, we cannot ensure that litigation will not arise from disputes involving this third party. We may incur substantial expenses in defending against prospective claims, regardless of their merit. Successful claims against us may result in substantial monetary liability, significantly impact our results of operations or materially disrupt the conduct of our business.

CURRENTLY WE HAVE NO ESTABLISHED CUSTOMER BASE AND IF ONE DEVELOPS IT WILL BE SMALL AND VITAL TO OUR ABILITY TO SURVIVE AS A GOING CONCERN. Our business success is completely dependent on our ability to establish and maintain a customer base of users within the pharmaceutical industry. The licensing agreement and revenues derived there from will represent a high percentage of our total funds for our continued operations. The loss or damage of any of our business relationships and or revenues derived there from could be fatal to our continued operation and result in the failure of our business.

WE WILL FACE INTENSE COMPETITION IN THE MARKET THAT COULD LIMIT OUR ABILITY TO ESTABLISH AND EXPAND THE USER BASE. FAILURE TO ESTABLISH A USER BASE WILL RESULT IN THE FAILURE OF OUR BUSINESS. Internet media streaming is a new and rapidly evolving communication medium and competition is intense and is likely to increase significantly in the future. We face competition, especially from such companies as Microsoft Inc., Real Networks Inc. and Apple Computers. It will be extremely difficult to compete successfully against our future competitors and competition could have a material adverse effect on our business, results of operations and financial condition. Our potential competitors may develop superior media streaming products that achieve greater market acceptance than our media streaming product. Accordingly, we cannot be certain that we will be able to develop and expand our user base.

WE HAVE A LIMITED HISTORY OF OPERATIONS AND HAVE NOT BEEN PROFITABLE TO DATE. WE HAVE A NEGATIVE NET WORTH AND ANTICIPATE CONTINUED LOSSES FOR THE FORESEEABLE FUTURE. UNLESS WE ARE ABLE TO SUCCESSFULLY EXECUTE OUR BUSINESS PLAN, OUR ABILITY TO CONTINUE OPERATIONS IS DOUBTFUL. There is no certainty that we will be successful in developing the business described herein, or that our facilities and present and future employee(s) will be capable of satisfactorily carrying out such business. To date, we have not been profitable and cannot assure you that we will ever achieve or sustain profitability. We reported losses of $41,117 for the year ended December 31, 2002, and cumulative losses of $53,168 through the year ended December 31, 2002. We expect to incur operating losses for the foreseeable future. Even if revenues meet levels we anticipate, or if our costs and expenses exceed our expectations, we could continue to sustain losses, and our business and the price of our common stock may be harmed. See notes accompanying financial statements for information on our history of losses and anticipation of continued losses.

WE ARE TOTALLY DEPENDENT ON OUR CURRENT WORKING CAPITAL AND MAY HAVE ADDITIONAL CAPITAL REQUIREMENTS TO CONTINUE OUR OPERATIONS. THESE FUNDS MIGHT NOT BE AVAILABLE TO US ON FAVORABLE TERMS OR AT ALL, AND IF UNAVAILABLE, COULD IMPAIR OUR ABILITY TO RUN OUR BUSINESS AND RESULT IN THE FAILURE OF OUR COMPANY. We have limited resources and are totally dependent upon our current working capital to allow us to continue operations. Our current working capital will only be sufficient to maintain our operations for the next twelve months and unless we successfully execute our business plan we will require additional working capital there after. However, there can be no assurance that additional financing will be available or, if available, that it can be obtained on a timely basis and on terms acceptable to us. Failure to obtain such financing could result in the delay or abandonment of much of our development and expansion plans.

WE EXPECT TO ENGAGE IN VERY LIMITED OPERATIONS OVER THE NEXT TWELVE MONTHS. We continue to sustain losses and have limited working capital. Our limited plan of operations may result in slow growth and continued losses.

THERE CAN BE NO ASSURANCE THAT A STABLE MARKET FOR OUR COMMON STOCK WILL EVER DEVELOP OR, IF IT SHOULD DEVELOP, BE SUSTAINED. IT SHOULD BE ASSUMED THAT THE MARKET FOR OUR COMMON STOCK WILL CONTINUE TO BE HIGHLY ILLIQUID, SPORADIC AND VOLATILE. We have only 50 shareholders of record as at December 31, 2002, and, two market makers providing a market in our common stock. This means there is no real market for the trading of our Common Stock and it is uncertain if one will develop in the future.

THERE ARE 1,000,000 WARRANTS OUTSTANDING. THE EXISTENCE OF BELOW MARKET PRICED WARRANTS COULD ADVERSELY AFFECT THE MARKET PRICE OF GIC CANADA'S COMMON STOCK AND OUR ABILITY TO RAISE ADDITIONAL CAPITAL. We have issued 1,000,000 share purchase warrants entitling the holders thereof to purchase one (1) additional Common share in the capital of the Company at an exercise price of $0.125 per Common share for one year commencing March 11, 2002. Thereafter, at $0.15 per Common share between the 13th month and the 24th month from March 11. 2002. The existence of these warrants could result in dilution, impair our ability to raise additional capital through the sale of its equity securities or debt financing.

THERE ARE LEGAL RESTRICTIONS ON THE RESALE OF THE COMMON SHARES OFFERED HEREIN THESE RESTRICTIONS MAY MAKE IT MORE DIFFICULT AND EXPENSIVE FOR YOU TO RESELL YOUR SHARES. Our securities are subject to the penny stock rules. Penny stocks are generally equity securities with a price of less than $5.00 per share (other than securities registered on certain national exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a risk disclosure document that provides information about the nature and level of risk in the penny stock market. The broker-dealer also must provide the customer with current bid and offer transactions, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the broker-dealer must make a special written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity and the secondary market for a security that becomes subject to the penny stock rules.

CONVERSION PROPOSAL

BACKGROUND OF THE CONVERSION PROPOSAL

The Board of Directors of GIC CANADA has determined that it is advisable to change the company's domicile from British Columbia to Nevada. Management has determined that a conversion will be the most effective means of achieving the desired change of domicile. The British Columbia Company Act allows a corporation that is duly incorporated, organized, existing and in good standing under the British Columbia law to continue into a foreign jurisdiction pursuant to Section 37 of the Act and approval by the stockholders. Nevada Revised Statutes Section 92A.105 permits a foreign company to file a plan of conversion, thereby effecting the continuance of a corporation into and under the laws of the State of Nevada.

Under the proposed conversion, if the stockholders approve the plan of conversion then articles of conversion will be filed with the Secretary of State of Nevada. A Letter of Termination will also be filed with the Registrar of the British Columbia Corporate Registry. Upon the filing, the company will be converted into a Nevada company and will be governed by the laws of Nevada. The assets and liabilities of the Nevada Company immediately after the completion of the conversion will be identical to the assets and liabilities of the British Columbia Company immediately prior to the conversion. The change of domicile will not result in any material change to the business of GIC CANADA and will not have any effect on the relative equity or voting interests of our stockholders however, it will result in increases in our general and administrative expenses. Each previously outstanding share of GIC CANADA common stock will become one share of the Nevada Company. The change in domicile will, however, result in changes in the rights and obligations of current GIC CANADA stockholders under applicable corporate laws. For an explanation of these differences see "Comparative Rights of Stockholders".

In addition, the conversion may have adverse tax consequences for stockholders. For a more detailed explanation of the circumstances to be considered in determining the tax consequences, see "Material United States Federal Tax Consequences" and "Material Canadian Tax Consequences."

Pursuant to Section 37 of the British Columbia Company Act, the board of directors of GIC CANADA has adopted a resolution approving the continuation to Nevada and the plan of conversion. The effect of this conversion will be to change the domicile of GIC CANADA from British Columbia to Nevada. Such resolution shall be submitted to the stockholders of GIC CANADA at a special meeting. Due notice of the time, place and purpose of the meeting shall be mailed to each holder of stock at the address of the stockholder as it appears on the records of the corporation, at least 21 days prior to the date of the meeting.

At the meeting, the resolution shall be considered and a vote taken for its adoption or rejection. If the holders of a two-thirds majority of the shares present in person or represented by proxy and entitled to vote on the resolution are voted for the adoption of the resolution, GIC Nevada shall file with the Secretary of State of Nevada the Plan of Conversion. Upon the filing of the Plan of Conversion in accordance with Section 92A.205 of the Nevada Revised Statutes and payment to the Secretary of State of all fees prescribed thereto, the conversion shall become effective in accordance with Section 92A.240 of the Nevada Revised Statutes.

REASONS FOR THE CHANGE OF DOMICILE

The United States is the principal market for our video streaming services. The success of our growth strategy is in part based upon access to the US market. We plan to facilitate expansion into the U.S. market through the relationships we have with our Board of Advisors. These individuals principally reside in the United States.

Additionally, we believe that a larger pool of technical expertise exists in the United States. We believe that by conducting business as a U.S. domiciled company these individuals may be more receptive to employment with GIC Nevada.

Our business is capital intensive and we feel it is vital to our future business success to ensure that the investing public and other interested parties are provided with full and frank disclosure of our company. GIC Nevada, upon the effectiveness of this prospectus will be required to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934. This will obligate us to file periodically, including Form 8-K (current report), Form 10-Q (quarterly report), and Form 10-K (annual report). Unlike Section 12 registrants we will not be subject to proxy, insider or tender offer rules. The board of directors believes that this will lead to greater interest in our company within the financial and investing communities in the United States. Continuing into Nevada will facilitate this mandate.

The company stock trades exclusively in the U.S. on the Pink Sheets through the facilities of the National Quotation Bureau. To date we have conducted limited operations in Canada and have only one officer and director who lives in Canada on a full time basis. For these reasons the board believes that it is in the best interest of the company and its stockholders to continue into the State of Nevada.

EFFECTIVE TIME OF THE CONVERSION

The conversion will become effective upon:

1. The approval of the plan of conversion by the stockholders of GIC Canada; and

2. The delivery of a duly executed articles of conversion to the Secretary of State of the State of Nevada in accordance with Section 92A.205 of the Nevada Revised Statutes.

3. The filing of duly executed Letter of Termination with the Registrar of the British Columbia Corporate Registry in accordance with Section 37 of the Company Act.

We anticipate that these documents will be filed shortly after approval by the members at the special meeting of GIC stockholders.

CONDITIONS TO THE CONSUMMATION OF THE CONVERSION

The Board of Directors of GIC CANADA has adopted and approved the plan of conversion. Therefore, the only condition required for the company to adopt the plan of conversion and become continued into Nevada is Stockholders approval of the plan of conversion. The only material consent, approval or authorization of or filing with any governmental entity required to consummate the conversion are the approval of the stockholders of GIC CANADA in accordance with Section 37 of the British Columbia Company Act and 92A.120 of the Nevada Revised Statutes, the filing of the Articles of Conversion with the Secretary of State of Nevada and the filing of a Letter of Termination with Registrar of the British Columbia Corporate Registry.

EXCHANGE OF SHARE CERTIFICATES

No exchange of certificates that, prior to the effective time of the continuance, represented shares of GIC CANADA common stock is required with respect to the continuation and the transactions contemplated by the conversion plan. Promptly after the effective time of the conversion, we shall mail to each record holder of certificates that immediately prior to the effective time of the conversion represented shares of our common stock, a letter of transmittal and instructions for use in surrendering those certificates. Upon the surrender of each certificate formerly representing GIC CANADA stock, together with a properly completed letter of transmittal, we shall issue in exchange a share certificate of GIC Nevada, the new company, and the stock certificate representing shares in GIC CANADA shall be cancelled. Until so surrendered and exchanged, each GIC CANADA stock certificate shall represent solely the right to receive shares in the new company, GIC Nevada.

STOCK OPTIONS

GIC has not granted any options since its inception.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PLAN OF CONVERSION DESCRIBED IN THIS PROXY/PROSPECTUS AND RECOMMENDS THAT STOCKHOLDERS APPROVE THE PLAN OF CONVERSION.

In reaching its decision, the board reviewed the fairness to GIC CANADA and its stockholders of the proposed continuation and considered, without assigning relative weights, the following factors:

The belief of the board of directors that the continuation will provide greater access to technical and scientific research, both of which are more readily available in the U.S.

The company's principal market is the United States.

The company's shares trade exclusively in the United States

Opportunities for growth and expansion will in large part stem from the relationships with our board of advisors, most of whom reside in the United States.

The stockholders have an opportunity to vote on the proposed continuation.

The stockholders have dissent and appraisal remedies at their disposal.

The belief that there will be no tax consequences to the proposed continuation.

GIC CANADA'S board of directors believes that the change in domicile and the transactions contemplated by the adoption of the plan of conversion are advisable and fair to, and in the best interests of, GIC CANADA stockholders. Accordingly, GIC CANADA'S board of directors has unanimously approved the plan of conversion and the transactions contemplated thereby, and unanimously recommends that GIC CANADA stockholders vote "FOR" approval and adoption of the plan of conversion and approval of the transactions contemplated thereby.

VOTING AND PROXY INFORMATION SPECIAL MEETING

A special meeting of the GIC CANADA stockholders will be held at _________ a.m. on _________, 2003, at Suite 2305-1050 Burrard Street, Vancouver, British Columbia, Canada, V6Z 2S3 (or at any adjournments or postponements thereof) to consider and vote on the following proposals: a proposal to effect a plan of conversion, which will have the effect of transferring the domicile of GIC CANADA from British Columbia to Nevada. A proposal to adopt changes to the company's constating documents, which will have the effect of reducing shareholder's rights. A proposal to grant management the discretionary authority to adjourn the meeting to a later date and solicit additional proxies in favor of the conversion, and to vote on any other matters that may properly come before such meeting. The presence, in person or by proxy, of at least two persons holding not less than one-twentieth of the issued shares entitled to vote at the meeting will represent a quorum. The vote of any stockholder who is represented at the special meeting by proxy will be cast as specified in the proxy. Any stockholder of record who is present at the special meeting in person will be entitled to vote at the meeting regardless of whether the stockholder has previously granted a proxy for the special meeting.

APPROVAL OF THE PLAN OF CONVERSION WILL RESULT IN CHANGES TO THE COMPANY'S CONSTATING DOCUMENTS AND SIGNIFICANTLY REDUCE THE RIGHTS OF SHAREHOLDERS. THE APPROVAL OF THE PLAN OF CONVERSION IS CONDITIONAL UPON THE APPROVAL OF THE PROPOSED CHANGES TO THE COMPANY'S ARTICLES AND BY-LAWS.

To approve the adoption of the plan of conversion, changing the company's domicile from British Columbia to Nevada so that we will be governed by the laws of Nevada. The assets and liabilities of the Nevada Company immediately after the completion of the conversion will be identical to the assets and liabilities of the British Columbia Company immediately prior to the conversion. The change in domicile will result in changes in the rights and obligations of current GIC CANADA stockholders under applicable corporate laws.

To approve the proposal to grant management the discretionary authority to adjourn the special meeting in accordance with our amended bylaws to a later date so that additional proxies in favor of the conversion proposal may be solicited.

To approve adoption of Section 3.2 of the GIC Nevada's bylaws. Special meetings of the shareholders for any purpose or purposes unless otherwise prescribed by statute may be called by the president, by the board of directors, or by the written request of any director or holders of at least ten percent of the votes entitled to be cast on each issue to be considered at the special meeting.

To approve adoption of Section 3.4 of the GIC Nevada's bylaws. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend or distribution, or in order to make a determination of shareholders for any other proper purpose, the board of directors may fix in advance a date as the record date for any such determination of shareholders, which date in any case will not be less than ten or more than 60 days before the date on which the particular action requiring such determination of shareholders is to be taken.

If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend or distribution, the day before the first notice of a meeting is dispatched to shareholders or the date on which the resolution of the board of directors authorizing such dividend or distribution is adopted, as the case may be, will be the record date for such determination of shareholders.

When a determination of shareholders entitled to notice of or to vote at any meeting of shareholders has been made as provided in this section, such determination will apply to any adjournment thereof unless the board of directors fixes a new record date, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

To approve adoption of Section 3.8 of the GIC Nevada's bylaws. A shareholder may vote either in person or by proxy. A shareholder may ?vote by proxy by means of a proxy appointment form that is executed in writing by the shareholder, his agent, or by his duly authorized attorney?in?fact. All proxy appointment forms will be filed with the secretary of the corporation before or at the commencement of meetings. No unrevoked proxy appointment form will be valid after eleven months from the date of its execution unless otherwise expressly provided in the appointment form. No proxy appointment may be effectively revoked until notice in writing of such revocation has been given to the secretary of the corporation by the shareholder appointing the proxy.

To approve adoption of Section 3.10 of the GIC Nevada's bylaws. At any meeting of the shareholders, five per cent of all the shares outstanding, represented by shareholders of record, will constitute a quorum of that voting group for action on that matter. Once a share is represented at a meeting, other than to object to holding the meeting or transacting business, it is deemed to be present for purposes of a quorum for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be fixed for the adjourned meeting.

At such reconvened meeting, any business may be transacted that might have been transacted at the adjourned meeting. If a quorum exists, action on a matter is approved by a voting group if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action, unless the question is one upon which a different vote is required by express provision of law or of the articles of incorporation or of these bylaws.

To approve adoption of Section 4.12 of the GIC Nevada's bylaws. At a meeting of the shareholders called expressly for that purpose, any director or the entire board of directors may be removed from office, with or without cause (unless the articles of incorporation provide that directors may be removed only for cause) by a vote of the holders of a majority of the shares then entitled to vote at an election of the director or directors whose removal is sought. If shareholders have the right to cumulate votes in the election of directors and if less than the entire board is to be removed, not one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board or the class of directors of which he is a part. If the board of directors or any one or more directors is so removed, new directors may be elected at this same meeting.

To approve adoption of Section 9 of the GIC Nevada's bylaws. Power to Indemnity. The corporation may indemnify and hold harmless to the full extent permitted by applicable law each person who was or is made a party to or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or other proceeding, whether civil, criminal, administrative, or investigative, by reason of that fact that he or she is or was a director, officer, employee, or agent of the corporation or, being or having been such a director, officer, employee, or agent, he or she is or was serving at the request of the corporation as a director, officer, employee, agent, trustee, or in any other capacity of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or omission in an official capacity or in any other capacity while serving as a director, officer, employee, agent, trustee, or in any other capacity, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes, or penalties and amounts to be paid in settlement) actually or reasonably incurred or suffered by such person in connection therewith. Such indemnification may continue as to a person who has ceased to be a director, officer, employee or agent of the corporation and will inure to the benefit of his or her heirs and personal representatives.

Power to Pay Expenses in Advance of Final Disposition The corporation may pay expenses incurred in defending any such proceeding in advance of the final disposition of any such proceeding, provided, however, that the payment of such expenses in advance of the final disposition of a proceeding will be made to or on behalf of a director, officer, employee, or agent only upon delivery to the corporation of an undertaking, by or on behalf of such director, officer, employee, or agent to repay all amounts so advanced if it will ultimately be determined that such director, officer, employee, or agent is not entitled to be indemnified under this Article or otherwise, which undertaking may be unsecured and may be accepted without reference to financial ability to make repayment.

Limitation on Powers. No indemnification will be provided under this Article to any such person if the corporation is prohibited by the nonexclusive provisions of the Nevada Business Corporation Act or other applicable law as then in effect from paying such indemnification. For example, no indemnification will be provided to any director in respect of any proceeding, whether or not involving action in his or her official capacity, in which he or she will have been finally adjudged to be liable on the basis of intentional misconduct or knowing violation of law by the director, or that the director personally received a benefit in money, property, or services to which the director was not legally entitled.

Directors. The corporation will indemnify and hold harmless any person who is or was a director of this corporation, and pay expenses in advance of final disposition of a proceeding, to the full extent to which the corporation is empowered.

Officers, Employees, and Agents. The corporation may, by action of its Board of Directors from time to time, indemnify and hold harmless any person who is or was an officer, employee, or agent of the corporation, and pay expenses in advance of final disposition of a proceeding, to the full extent to which the corporation is empowered, or to any lesser extent which the Board of Directors may determine.

Character of Rights The rights to indemnification and payment of expenses in advance of final disposition of a proceeding conferred by or pursuant to this Article will be contract rights.

Enforcement. A director, officer, employee, or agent ("claimant) will be presumed to be entitled to indemnification and/or payment of expenses under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the undertaking in subsection 9.1.2 above has been delivered to the corporation) and thereafter the corporation will have the burden of proof to overcome the presumption that the claimant is so entitled.

If a claim under this Article is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period will be twenty (20) days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part the claimant will be entitled to be paid also the expense of prosecuting such claim.

Neither the failure of the corporation (including its board of directors, its shareholders, or independent legal counsel) to have made a determination before the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the corporation (including its board of directors, its shareholders, or independent legal counsel) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses will be a defense to the action or create a presumption that the claimant is not so entitled.

Rights Not Exclusive. The right to indemnification and payment of expenses in advance of final disposition of a proceeding conferred in this Article will not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the articles of incorporation, bylaws, agreement, vote of shareholders, or disinterested directors or otherwise.

THE BOARD OF DIRECTORS OF GIC CANADA HAS APPROVED THE PROPOSALS AND RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR.

PROXY SOLICITATION

The total cost of soliciting proxies will be borne by us. Proxies may be solicited by officers and regular employees of GIC CANADA without extra remuneration, by personal interviews, telephone and by electronic means. We anticipate that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to stockholders and those persons will be reimbursed for the related out-of-pocket expenses they incur.

RECORD DATE

Only those stockholders of record at the close of business on ______________, 2003, as shown in GIC CANADA'S records, will be entitled to vote or to grant proxies to vote at the special meeting.

VOTE REQUIRED FOR APPROVAL

Approval of the conversion plan requires the affirmative vote of the stockholders of GIC CANADA holding two-thirds majority of the shares present in person or represented by proxy and entitled to vote on the resolution of the shares of GIC CANADA common stock. Abstentions and broker "non-votes" will not be counted. As of January 30th, 2003, there were 2,000,000 shares of common stock outstanding held by approximately 50 holders of record. The directors and executive officers of GIC CANADA directly own, in the aggregate, 1,053,000 shares (approximately 52.6%) of the total number of shares of GIC CANADA common stock outstanding at the record date. These persons have indicated that they will vote all of their shares for the approval of the proposals.

NOTICE OF INTENTION TO ACT

A shareholder may, until 2 days before the meeting at which the resolution is to be passed, give notice of dissent to the company concerning the shareholder's shares. If the resolution is passed by the members, the company intends to act immediately on its authority and shall give all dissenting shareholders who have provided notice of dissent a notice of the intention to act as required by the Act.

On receiving a notice of intention to act a dissenting shareholder is entitled to require the company to purchase all of the dissenting shareholder's shares in respect of which the notice of dissent was given.

The dissenting shareholder must exercise the dissension right by delivering to the registered office of the company, within 14 days after the company gives the notice of intention to act a notice that the dissenting shareholder requires the company to purchase all of the dissenting shareholder 's shares and the share certificates representing all of those shares.

A dissenting shareholder may apply to the court, and the court may set the price and terms of the purchase and sale. The price that must be paid to a dissenting shareholder for the shares is their fair value as of the day before the date on which the resolution was passed. Costs to be paid by the party that fails to prevail unless determined otherwise by the court.

PROXY INSTRUCTION

Each GIC CANADA stockholder as of ___________, 2003, will receive a proxy card. A stockholder may grant a proxy to vote for or against, or to abstain from voting on, the proposals by marking his/her proxy card appropriately and executing it in the space provided. The following proposals are presented for shareholder approval: a proposal to effect a plan of conversion, which will have the effect of transferring the domicile of GIC CANADA from British Columbia to Nevada. A proposal to adopt changes to the company's constating documents. A proposal to grant management the discretionary authority to adjourn the meeting to a later date and solicit additional proxies in favor of the conversion. Approval of these proposals will result in significantly reducing the rights of shareholders currently held. The approval of the plan of conversion is conditional upon the approval of the proposal to adopt the changes to the company's constating documents.

Holders of our common stock whose names appear on the stock records of GIC CANADA should return their proxy card to our transfer agent, Interwest Transfer Company - 1981 East 4800 South Suite 100, Salt Lake City, Utah 84117, in the envelope provided with the proxy card. Stockholders who hold their common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares.

To be effective, a proxy card must be received prior to the special meeting. Any properly executed proxy will be voted in accordance with the specification indicated on the proxy card. A properly executed and returned proxy card in which no specification is made will not be counted.

If any other matters other than the proposals to adopt the plan of conversion, adjourn the meeting to solicit additional votes, or adopt the changes to the company's constating documents are properly presented at the special meeting for consideration, the persons named in the proxy card and acting under its authority will have discretion to vote on such matters in accordance with their best judgment.

PROXY REVOCATION

Holders of GIC CANADA common stock whose names appear on the stock records of GIC CANADA may revoke their proxy card at any time prior to its exercise by:

Giving written notice of such revocation to the Corporate Secretary;

Appearing and voting in person at the special meeting; or

Properly completing and executing a later-dated proxy and delivering it to the corporate Secretary at or before the special meeting.

Presence without voting at the special meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. GIC CANADA stockholders who hold their GIC CANADA common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares.

PROXY VALIDITY

All questions as to the validity, form, eligibility (including time of receipt), and acceptance of proxy cards will be determined by the GIC CANADA board of directors. Any such determination will be final and binding. The GIC CANADA board of directors will have the right to waive any irregularities or conditions as to the manner of voting. GIC CANADA may accept proxies by any reasonable form of communication so long as GIC CANADA can be reasonably assured that the communication is authorized by the GIC CANADA stockholder.

DISSENTER AND APPRAISAL RIGHTS

Stockholders of record are entitled to dissention and appraisal rights for the fair value of all or a portion of their shares.

A dissenting member is entitled to require the company to purchase all or a portion of the dissenting member's shares in respect of which the notice of dissent was given. The dissenting member must exercise the right by delivering to the registered office of the company, within 14 days after the company gives the notice of intention to act a notice that the dissenting member requires the company to purchase all of the dissenting member's shares. Upon delivery of that notice and those share certificates, the dissenting member is bound to sell those shares to the company and the company is bound to purchase them.

The price that must be paid to a dissenting member for the shares is their fair value as of the day before the date on which the resolution was passed, including any appreciation or depreciation in anticipation of the vote on the resolution, and every dissenting member must be paid the same price. A dissenting member may also apply to the court to set the price and terms of the purchase and sale, or the price and terms may be established by arbitration.

MATERIAL CANADIAN TAX CONSEQUENCES GENERAL

The following sections summarize material provisions of Canadian federal income tax laws that may affect our stockholders and us. Although this summary discusses the material Canadian federal income tax considerations arising from and relating to the continuance, it does not purport to discuss all of the Canadian tax consequences that may be relevant to our stockholders, nor will it apply to the same extent or in the same way to all stockholders. The summary does not describe the effects of any provincial or local tax law, rule or regulation, nor is any information provided as to the effect of any other Canadian federal or foreign tax law, other than the income tax laws of Canada to the extent specifically set forth herein.

The tax discussion set forth below is based upon the facts set out in this registration statement/prospectus and upon additional information possessed by our management and upon representations of our management. The tax discussion is included for general information purposes only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder. The following does not address all aspects of taxation that may be relevant to you in light of your individual circumstances and tax situation.

YOU ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT WITH YOUR OWN LEGAL AND TAX ADVISORS REGARDING THE CANADIAN INCOME TAX CONSEQUENCES OF THE CONTINUATION IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

CANADIAN INCOME TAX CONSIDERATIONS

The following general summary is our understanding of the Canadian federal income tax consequences of the proposed continuation of GIC CANADA to Nevada as it applies to GIC CANADA and to those individual Canadian resident stockholders to whom shares of the GIC CANADA constitute "capital property" for the purposes of the Income Tax Act (Canada) (the "Act"). This summary also describes the principal Canadian federal income tax consequences of the proposed continuation of GIC CANADA to Nevada to non-resident individual stockholders who do not carry on business in Canada. Any US stockholders should consult their own Canadian tax advisors on the Canadian tax consequences of the proposed continuation.

This summary is based upon our understanding of the current provisions of the Act, the regulations there under in force on the date hereof (the "Regulations"), any proposed amendments (the "Proposed Amendments") to the Act or Regulations previously announced by the Federal Minister of Finance and our understanding of the current administrative and assessing policies of the Canada Customs and Revenue Agency. This description is not exhaustive of all possible Canadian federal income tax consequences and does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action other than the Proposed Amendments, nor does it take into account provincial or foreign tax considerations, which may differ significantly from those discussed herein.

CONSEQUENCES OF CONTINUANCE TO NEVADA

CANADIAN CORPORATION

As a result of being continued to Nevada, GIC CANADA will be deemed to have been incorporated in Nevada from that point onwards, and not to have been incorporated elsewhere.

FOREIGN PROPERTY

As of the date of continuance, GIC Nevada shares will be considered foreign property for investment by a registered pension plan, registered retirement savings plan or deferred profit sharing plan.

DEEMED DISPOSITION

As a result of the continuance to Nevada, GIC CANADA will be deemed to have disposed of, and immediately reacquired, all of its assets at their then fair market value. Gains arising on the deemed disposition of taxable Canadian property (if any) are taxable in Canada (subject to exclusion by the Canada-United States income tax treaty). Since our property is located in Canada, it is taxable Canadian property. Pre-continuance accrued gains on a subsequent disposition by GIC Nevada is subject to Canadian tax. Pre-continuance accrued losses are available for future use in Canada but they are not available in the US. We do not anticipate having any loss carry-forwards subsequent to the continuation. The effect of this provision is that GIC CANADA'S assets are re-stated for US income tax purposes at their fair market value as at the time of continuance to Nevada.

NEW FISCAL PERIOD

We will be deemed to have a year-end immediately prior to our continuance to Nevada. For Canadian income tax purposes, GIC Nevada will be able to choose a new fiscal year end falling within the 12 months following the date of continuance.

Consequences of continuation to Canadian stockholders

NO DEEMED DISPOSITION

A stockholder will realize a disposition of their GIC CANADA shares on the continuation to Nevada. For Canadian income tax purposes, the income tax cost of their GIC Nevada shares will be equal to the income tax cost of their GIC CANADA shares. On a subsequent sale of GIC Nevada shares, a capital gain or loss will result equal to the proceeds of disposition less the income tax cost of their GIC Nevada shares and any related selling costs.

DEEMED DIVIDEND

The deemed disposition of GIC CANADA'S assets will result in a decrease in the income tax cost of its assets. To the extent there is an adjustment in the income tax cost of GIC CANADA'S assets, a corresponding adjustment to the paid up capital of GIC Nevada's shares will be made to ensure their paid up capital does not exceed the difference between the adjusted income tax cost of its assets (as adjusted by the deemed disposition) and its outstanding liabilities. Since a decrease in GIC Nevada's paid up capital is required, such decrease is allocated pro-rata amongst GIC Nevada's shares.

If an increase in the income tax cost of GIC CANADA'S asset values is realized, GIC CANADA may elect to increase the paid up capital of its shares prior to continuing to Nevada. In the event GIC CANADA makes such an election, it will be deemed to have paid a dividend to its stockholders. Canadian stockholders that are deemed to have received such a dividend must include that dividend in income. In such a situation, the amount of the dividend will be added to the stockholders' income tax cost of their GIC Nevada shares. Since the tax consequences would be detrimental to individual stockholders if we were to increase the income tax cost, we will not be making such an election.

INTEREST EXPENSE

GIC CANADA'S continuance to Nevada will not affect the deductibility of interest incurred on money borrowed to purchase shares of GIC CANADA. Generally, interest that is currently deductible will continue to be deductible by a stockholder after our continuation to Nevada, as long as the stockholder continues to own GIC Nevada shares.

Consequences of continuance to non-resident stockholders

On the continuance to Nevada, the income tax cost of a non-resident's GIC CANADA shares will be equal to their fair market value at the time of continuance to Nevada. A subsequent disposition of GIC Nevada shares by a non-resident stockholder will not be subject to tax in Canada provided his shares are not taxable Canadian property.

To the extent GIC Nevada pays a dividend to a non-resident stockholder, such dividend is subject to a withholding tax (to be reduced by an income tax treaty between the US and the non-resident stockholder's country of residence).

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

GENERAL

The following sections summarize material provisions of United States federal income tax laws that may affect our stockholders and us. Although this summary discusses the material United States federal income tax considerations arising from and relating to the continuance, it does not purport to discuss all of the United States consequences that may be relevant to our stockholders, nor will it apply to the same extent or in the same way to all stockholders. The summary does not describe the effect of the U.S. federal estate tax laws or the effects of any state or local tax law, rule or regulation, nor is any information provided as to the effect of any other United States or foreign tax law, other than the income tax laws of the United States to the extent specifically set forth herein.

The tax discussion set forth below is based upon the facts set out in this registration statement and upon additional information possessed by our management and upon representations of our management. The tax discussion is included for general information purposes only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder. The following does not address all aspects of taxation that may be relevant to you in light of your individual circumstances and tax situation.

YOU ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT WITH YOUR OWN LEGAL AND TAX ADVISORS REGARDING THE UNITED STATES INCOME TAX CONSEQUENCES OF THE CONTINUATION IN LIGHT OF OUR PARTICULAR CIRCUMSTANCES.

The conversion is structured to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. If it so qualifies, neither GIC NEVADA nor GIC CANADA will recognize any gain or loss as a result of the conversion. GIC CANADA and GIC NEVADA have received a legal opinion from Conrad Lysiak, counsel to the company, that the conversion will constitute a "reorganization" under Section 368(a) of the Code, that each of GIC CANADA and GIC NEVADA will be a party to the reorganization within the meaning of Section 368(b) of the Code and that no gain or loss will be recognized by stockholders of GIC CANADA who receive solely GIC NEVADA common shares in the conversion. Opinions of counsel are not binding upon the Internal Revenue Service or the courts. No rulings have been sought from the IRS in connection with the conversion. The opinion provided by Conrad Lysiak will rely on specific assumptions that customarily are made in transactions of this kind. The opinion also will rely on representations of GIC NEVADA and GIC CANADA.

This description assumes that the conversion will be treated as a tax-free reorganization. It generally applies to GIC CANADA stockholders who are U.S. persons and who hold their GIC CANADA shares as a capital asset for federal income tax purposes. The description does not address all the tax consequences that may be relevant to GIC CANADA stockholders in light of their particular tax circumstances or to stockholders who may be subject to special tax treatment (including, without limitation, stockholders related to other stockholders who make different elections with respect to the consideration they receive in the conversion; stockholders who hold GIC CANADA common stock as part of a straddle, hedge, conversion or other risk reduction transaction; broker-dealers; stockholders who are subject to alternative minimum tax; stockholders who have a functional currency other than the U.S. dollar or tax-exempt stockholders). Such stockholders with special particular tax circumstances or who are subject to special tax treatment are strongly urged to consult with their tax advisors regarding their individual tax consequences. This description is based on the Code, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Furthermore, no foreign, state or local tax consequences of the conversion are discussed in this proxy statement/prospectus.

U.S. TAX CONSEQUENCES TO US

The continuation of GIC from British Columbia to Nevada is treated as the transfer of assets from GIC CANADA to GIC Nevada in exchange for stock of GIC Nevada. This is to be followed by a distribution of GIC Nevada stock to GIC CANADA stockholders. GIC Nevada must recognize gain (but not loss) on the assets at the time of the conversion to the extent that the fair market value of any of our assets exceeds their respective basis in the assets. GIC Nevada was formed solely for the purpose of effecting the change of domicile of GIC CANADA and the conversion transaction. To date, GIC Nevada has not conducted any activities other than those related to its formation, the execution of the plan of conversion and the preparation of this proxy statement/prospectus. Accordingly, GIC Nevada will not recognize taxable gains as a result of the continuance.

U.S. TAX CONSEQUENCES TO SHAREHOLDERS

GIC CANADA stockholders will not recognize any gain or loss on the exchange of their shares for shares in GIC Nevada. The total federal income tax basis of the GIC NEVADA common shares received by a GIC CANADA stockholder will be the same as the total federal income tax basis of the GIC CANADA common stock surrendered by such stockholder in the exchange share of GIC NEVADA common shares. If the GIC CANADA common shares exchanged were held as a capital asset for a period exceeding one year, any gain generally will be treated as a long term capital gain. The holding period of GIC NEVADA common shares received by GIC CANADA stockholders will include the holding period for the GIC CANADA common stock surrendered in the exchange, provided that the GIC CANADA common stock was held as a capital asset on the date of the exchange.

POST-CONTINUATION U.S. TAXATION OF INCOME, GAINS AND LOSSES

After the continuance, GIC Nevada will conduct it's operations as a domestic U.S. company and will be subject to U.S. income tax. If GIC Nevada receives dividends, interest, rent, or royalties from any Canadian entity, those amounts will be subject to withholding tax under the Convention Between the United States of America and Canada With Respect to Taxes on Income and Capital ("Canada - United States income tax treaty"). Depending on the particular situation, such amounts may be available to offset taxes imposed by the country of residence of a particular stockholder.

POST-CONTINUATION SALE OF GIC NEVADA SHARES

A U.S. shareholder who sells his or her shares of GIC Nevada will generally recognize capital gain (or loss) equal to the amount by which the cash received pursuant to sale of the shares exceeds (or is exceeded by) such holder's adjusted basis in the shares surrendered. If the U.S. shareholder's holding period for the GIC Nevada shares (which includes the holding period for the GIC CANADA shares) is less than one year, the U.S. shareholder will recognize ordinary income (or loss) on the sale of his or her shares.

POST-CONTINUATION DIVIDENDS ON GIC NEVADA SHARES

Any dividends received by U.S. shareholders of GIC Nevada will be recognized as ordinary income by the shareholders for U.S. tax purposes.

COMPARATIVE RIGHTS OF STOCKHOLDERS

After the conversion of GIC CANADA, the stockholders of the former Canadian company will become the stockholders of a Nevada company organized under the Nevada Revised Statutes. Differences between the Nevada Revised Statutes and the British Columbia Company Act, as well as the respective companies' constating documents will result in various changes in the rights of stockholders. It is impractical to describe all such differences, but the following is a summary description of the material differences.

INSPECTION OF STOCKHOLDERS LIST

NEVADA. Under Nevada law, any stockholder of record of a corporation who has held his shares for more than six months and stockholders holding at least 5% of all of its outstanding shares, is entitled to inspect the company's stock ledger and make extracts there from.

BRITISH COLUMBIA. Under British Columbia law, where a corporation has previously distributed its shares to the public, any person on payment of a reasonable fee may require a corporation to furnish a list setting out the names and addresses of the stockholders of a corporation and the number of shares held by each stockholder.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

NEVADA. Under Nevada law, contracts or transactions in which a director or officer is financially interested are not automatically void or voidable if (i) the fact of the common directorship, office or financial interest is known to the board of directors or committee, and the board or committee authorizes, approves or ratifies the contract or transactions in good faith or (ii) the contract or transaction, in good faith, is ratified or approved by the holders of a majority of the voting power, (iii) the fact of common directorship, office or financial interest known to the director or officer at the time of the transactions is brought before the board of directors for actions, or (iv) the contract or transaction is fair to the corporation at the time it is authorized or approved.

BRITISH COLUMBIA. Under British Columbia law, a material contract between a corporation and one or more of its directors or officers, or between a corporation and another entity in which a director or officer of the corporation is a director or officer or has a material interest in not void or voidable if the director or officer has disclosed his interest and the contract was approved by the directors or stockholders and it was reasonable and fair to the corporation at the time it was approved.

LIMITATION AND ELIMINATION OF MONETARY LIABILITY FOR DIRECTORS

NEVADA Except as otherwise provided a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

BRITISH COLUMBIA Directors of a company are jointly and severally liable to the company to make good any loss or damage suffered by the company as a result of any contraventions of the BC Company Act. The liability imposed is in addition to and not in derogation of any liability imposed on a director by any other Act, regulation or rule of law.

ELECTION AND REMOVAL OF DIRECTORS

NEVADA. Any director, or the entire Board, may be removed with or without cause, but only by the vote of not less than two thirds of the voting power of the company at a meeting called for that purpose. The directors may fill vacancies on the board.

BRITISH COLUMBIA. Any director, or the entire board, may be removed with or without cause, but only by a majority vote at a meeting called for that purpose. The directors may fill vacancies on the board.

LIMITATION ON LIABILITY OF DIRECTORS; INDEMNIFICATION OF OFFICERS AND DIRECTORS

NEVADA. Nevada law provides for discretionary indemnification made by the corporation of a director, officer, employee or agent only if it is proper in the circumstances. The determination must be made either: (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the actions, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action must be paid by the corporation. This indemnification does not exclude any other rights available under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

BRITISH COLUMBIA. British Columbia law provides that a corporation may indemnify a director or officer or former director or officer of the corporation against costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, in respect of a proceeding to which such person was a party by reason of being or having been a director or officer, if the person: (i) acted honestly and in good faith with a view to the best interests of the corporation; and (ii) in the case of a criminal or administrative proceeding enforced by a monetary penalty, he had reasonable grounds for believing his conduct was lawful. Where the indemnity is in respect of an action by or on behalf of the corporation for a judgment in its favor, such indemnity is only available with the approval of a court.

VOTING RIGHTS WITH RESPECT TO EXTRAORDINARY CORPORATE TRANSACTIONS

NEVADA. Approval of mergers and consolidations and sales, leases or exchanges of all or substantially all of the property or assets of a corporation, whether or not in the ordinary course of business, requires the affirmative vote or consent of the holders of a majority of the outstanding shares entitled to vote, except that, unless required by the articles of incorporation, no vote of stockholders of the corporation surviving a merger is necessary if: (i) the merger does not amend the articles of incorporation of the corporation; (ii) each outstanding share immediately prior to the merger is to be an identical share after the merger, and (iii) either no common stock of the corporation and no securities or obligations convertible into common stock are to be issued in the merger, or the common stock to be issued in the merger, plus that initially issuable on conversion of other securities issued in the merger does not exceed 20% of the common stock of the corporation outstanding immediately before the merger.

BRITISH COLUMBIA. Approvals of amalgamations, consolidations, and sales, leases or exchanges of substantially all the property of a corporation, other than in the ordinary course of business of the corporation requires approval by the stockholders by a two-thirds present and in person or by proxy majority vote at a duly called meeting.

STOCKHOLDERS' CONSENT WITHOUT A MEETING

NEVADA. Unless otherwise provided in the articles of incorporation or the bylaws, any actions required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after taking the actions, a written consent is signed by the stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such actions at a meeting, then that proportion of written consent is required. In no instance where actions is authorized by written consent need a meeting of the stockholders be called or notice given.

BRITISH COLUMBIA. Any action required or permitted to be taken at a meeting of the stockholders may be taken by a written resolution signed by all the stockholders entitled to vote on such resolution.

STOCKHOLDER VOTING REQUIREMENTS

NEVADA. A majority of the voting power, which includes the voting power that is present in person or by proxy, constitutes a quorum for the transactions of business. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Directors must be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the class or series that is present or by proxy, constitutes a quorum for the transaction of business. An act by the stockholders of each class or series is approved if a majority of the voting power of a quorum of the class or series votes for the actions.

BRITISH COLUMBIA. Unless the by-laws otherwise provide, a quorum of stockholders is present for a meeting if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. Except where the British Columbia company act requires approval by a special resolution, a simple majority or the shares present in person or represented by proxy and entitled to vote on a resolution is require to approve any resolution. The holders of a class or series of shares are entitled to vote separately on proposals to amend the articles of a corporation where such amendment affects the rights of such class or series in a manner different than other shares of the corporation. A vote to approve any such amendment is passed if approved by a two-thirds majority of the voting power of the class or series represented in person or by proxy

DIVIDENDS

NEVADA. A corporation is prohibited from making a distribution to its stockholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than its total liabilities (plus any amounts necessary to satisfy any preferential rights).

BRITISH COLUMBIA. A corporation is prohibited from declaring or paying a dividend if there are reasonable grounds for believing that the corporation, is or would after the payment be, unable to pay its debts as they become due or the realizable value of the corporation's assets would be less than the total of its liabilities and its stated capital.

ANTI-TAKE OVER PROVISIONS

NEVADA. Nevada's "Acquisition of Controlling Interest Statute" applies to Nevada corporations that have at least 200 shareholders, with at least 100 shareholders of record being Nevada residents, and that do business directly or indirectly in Nevada. Where applicable, the statute prohibits an acquiror from voting shares of a target company's stock after exceeding certain threshold ownership percentages, until the acquiror provides certain information to the company and a majority of the disinterested shareholders vote to restore the voting rights of the acquiror's shares at a meeting called at the request and expense of the acquiror. If the voting rights of such shares are restored, shareholders voting against such restoration may demand payment for the "fair value" of their shares (which is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute).

BRITISH COLUMBIA Under the British Columbia Company Act any offer, unless exempted by that Act, to acquire shares which, combined with the shares already owned, directly or indirectly, by the offeror exceed ten percent of the issued shares of the corporation must be made in accordance with the take-over bid rules of the British Columbia Company Act. These rules require that the offer must be made to all stockholders and must be accompanied by a take-over bid circular. Where an offer to acquire all the shares of a corporation is accepted by holders of not less than ninety percent of the shares of the corporation, other than those held by the person making the offer, the offeror may compel the remaining stockholders to sell their shares on the same terms by complying with the provisions of the British Columbia Company Act.

APPRAISAL AND DISSENTER'S RIGHTS

NEVADA. Nevada law limits dissenters rights in a merger, when the shares of the corporation are listed on a national securities exchange included in the National Market System established by the National Association of Securities Dealers, Inc. or are held by at least 2,000 shareholders of record, unless the shareholders are required to accept in exchange for their shares anything other than cash or (i) shares in the surviving corporation, (ii) shares in another entity that is publicly listed or held by more than 2,000 shareholders, or (iii) any combination of cash or shares in an entity described in (i) or (ii). Also, the Nevada law does not provide for dissenters' rights in the case of a sale of assets.

A dissenting member is entitled to require the company to purchase all or a portion of the dissenting member's shares in respect of which the notice of dissent was given. Within 30 days after receipt of a demand for payment, the corporation shall pay each dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. If a demand for payment remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

BRITISH COLUMBIA. Under the British Columbia Company Act stockholders have rights of dissent and appraisal where the corporation amends its articles to change any provisions relating to the issue, transfer or ownership of shares of a class or to add change or remove restrictions on the business the corporation may carry out. Stockholders also have dissent rights where a corporation proposes to amalgamate, other than with a subsidiary corporation, continue to another jurisdiction or sell, lease or exchange all or substantially all its property.

A dissenting member is entitled to require the company to purchase all of the dissenting member's shares in respect of which the notice of dissent was given. The dissenting member must exercise the right by delivering to the registered office of the company, within 14 days after the company gives the notice of intention to act a notice that the dissenting member requires the company to purchase all of the dissenting member's shares. Upon delivery of that notice and those share certificates, the dissenting member is bound to sell those shares to the company and the company is bound to purchase them.

The price that must be paid to a dissenting member for the shares is their fair value as of the day before the date on which the resolution was passed. A dissenting member may also apply to the court to set the price and terms of the purchase and sale.

WINDING UP

NEVADA If the board of directors of any corporation organized under this chapter decides that the corporation should be dissolved, the board may adopt a resolution to that effect. The directors must recommend the dissolution to the stockholders. The corporation shall notify each stockholder entitled to vote on dissolution and the stockholders entitled to vote must approve the dissolution.

If the dissolution is approved by the directors and stockholders the corporation shall file a certificate setting forth that the dissolution has been approved by the directors and the stockholders, and a list of the names and post office box or street addresses, either residence or business, of the corporation's president, secretary and treasurer and all of its directors, certified by the president, or a vice president, and the secretary, or an assistant secretary, in the office of the secretary of state

BRITISH COLUMBIA Every company may be wound up voluntarily if the company so resolves by special resolution. If it is proposed to wind up a company voluntarily, the majority of the directors, before calling the general meeting at which the resolution for the winding up of the company is to be proposed, must make an affidavit that they have made a full inquiry into the affairs of the company and that they are of the opinion that the company will be able to pay its debts in full within the period, not exceeding 12 months from the commencement of the winding up, specified in the affidavit. The affidavit must be made within 5 weeks immediately preceding the date the members pass the resolution for the voluntary winding up of the company, and contain a statement of the assets and liabilities of the company as at the latest practicable date. A copy of the affidavit must be filed with the registrar before the meeting, and presented to the meeting at which the resolution for the voluntary winding up of the company is to be proposed.

RIGHT OF STOCKHOLDERS TO INSPECT FINANCIAL RECORDS

NEVADA Any person who has been a stockholder of record of any corporation and owns not less than 15 percent of all of the issued and outstanding shares of the stock of such corporation or has been authorized in writing by the holders of at least 15 percent of all its issued and outstanding shares, upon at least 5 days' written demand, is entitled to inspect in person or by agent or attorney, during normal business hours, the books of account and all financial records of the corporation, to make copies of records, and to conduct an audit of such records. The right of stockholders to inspect the corporate records may not be limited in the articles or bylaws of any corporation.

BRITISH COLUMBIA Every company must keep proper accounting records in respect of all financial and other transactions of the company, and, without limiting the generality of the foregoing, must keep records of every sum of money received and disbursed by the company and the matters in respect of which the receipt and disbursement takes place, every sale and purchase by the company, every asset and liability of the company, and every other transaction affecting the financial position of the company. The accounting records of a company must be kept at a place determined by the directors, but the registrar may order that they be kept in British Columbia. Subject to the articles or an ordinary resolution, the directors my determine at which times and places and under what conditions the financial records of the company must be open to the inspection of stockholders.

DIRECTOR QUALIFICATION

NEVADA The business of every corporation must be managed by a board of directors or trustees, all of whom must be natural persons who are at least 18 years of age. There are no Nevada residency requirements for directors.

BRITISH COLUMBIA The majority of the directors of every company must be persons ordinarily resident in Canada. One director of every company must be ordinarily resident in British Columbia. No person is qualified to become or to act as a director of a company who is under the age of 18 years.

AMENDMENT OF ARTICLES

NEVADA The board of directors must adopt a resolution setting forth the amendment proposed and declaring its advisability, and either call a special meeting of the stockholders entitled to vote on the amendment or direct that the proposed amendment be considered at the next annual meeting of the stockholders entitled to vote on the amendment. At the meeting, of which notice must be given to each stockholder entitled to vote pursuant to the provisions of this section, a vote of the stockholders entitled to vote in person or by proxy must be taken for and against the proposed amendment. If it appears upon the canvassing of the votes that stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, have voted in favor of the amendment, an officer of the corporation shall sign a certificate setting forth the amendment, or setting forth the articles of incorporation as amended, and the vote by which the amendment was adopted. The certificate so signed must be filed with the secretary of state. A certificate becomes effective upon filing with the secretary of state or upon a later date specified in the certificate, which must not be later than 90 days after the certificate is filed.

BRITISH COLUMBIA A company may alter its articles by way of resolution passed by a majority of not less than two-thirds of the votes cast by those members of a company who, being entitled to do so, vote in person or by proxy. Not less than 21 days notice of the meeting must be given in writing to the member. A resolution to alter the articles of a company takes effect on the date specified in the resolution. Any member of a company, not later than 7 days after the special resolution was passed may give a notice of dissent to the company in respect of the member's shares.

MATERIAL DIFFERENCES BETWEEN GIC CANADA AND GIC NEVADA CONSTATING DOCUMENTS

AUTHORIZED CAPITAL

GIC NEVADA The amount of the total authorized capital stock of the corporation is Five Hundred Dollars ($500.00) consisting of Fifty Million (50,000,000) shares of common stock of the par value of $0.00001 each.

GIC CANADA The authorized capital of the company consists of 100,000,000 Common shares without par value.

NUMBER OF DIRECTORS

GIC NEVADA The board of directors of this corporation will consist of not less than three and not more than thirteen directors

GIC CANADA Notwithstanding anything contained in these Articles the number of Directors shall never be less than one.

ANNUAL MEETING

GIC NEVADA The annual meeting of the shareholders will be held at such date or time as may be determined by the board of directors, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting will be a legal holiday in the state of Nevada, the meeting will be held on the next succeeding business day.

GIC CANADA Subject to any extensions of time permitted pursuant to the Company Act, the first annual general meeting of the Company shall be held within fifteen months from the date of incorporation, the date of amalgamation or the effective date of a certificate of continuation, in accordance with the Company Act and thereafter an annual general meeting shall be held once in every calendar year at such time (not being more than thirteen months after the holding of the last preceding annual general meeting) and place as may be determined by the Directors, but in all cases within British Columbia.

NOTICE OF MEETING

GIC NEVADA Written or printed notice stating the date, time, and place of a meeting of shareholders and, in the case of a special meeting of shareholders, the purpose or purposes for which the meeting is called, will be given by or at the direction of the president, the secretary, or the officer or persons calling the meeting to each shareholder of record entitled to vote at such meeting (unless required by law to send notice to all shareholders regardless of whether or not such shareholders are entitled to vote), not less than ten days and not more than 60 days before the meeting. Written notice may be transmitted by mail, private carrier, or personal delivery; telegraph or teletype; or telephone, wire, or wireless equipment that transmits a facsimile of the notice. Such notice will be effective upon dispatch if sent to the shareholder's address, telephone number, or other number appearing on the records of the corporation.

GIC CANADA Notice convening a general meeting specifying the place, the day, and the hour of the meeting, and, in case of special business, the general nature of that business, shall be given to members entitled to receive notice not less than 21 days before any meeting of the company, but those members may waive or reduce the period of notice for a particular meeting by unanimous consent in writing. Notice is deemed effective with proper address and postage on the day following the date of mailing (holidays excepted). Accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting, by any member shall not invalidate the proceedings at that meeting.

EXTRAORDINARY GENERAL MEETING

GIC NEVADA Special meetings of the shareholders for any purpose or purposes unless otherwise prescribed by statute may be called by the president, by the board of directors, or by the written request of any director or holders of at least ten percent of the votes entitled to be cast on each issue to be considered at the special meeting.

GIC CANADA The Directors may, whenever they think fit, convene an extraordinary general meeting. An extraordinary general meeting, shall be convened by the Directors or, if not convened by the Directors, may be convened by requisitionists.

ACTION BY SHAREHOLDERS WITHOUT A MEETING

GIC NEVADA Any action that may or is required to be taken at a meeting of the shareholders may be taken without a meeting if one or more written consents setting forth the action so taken will be signed, either before or after the action taken, by all the shareholders entitled to vote with respect to the subject matter thereof.

GIC CANADA If all the members entitled to attend and vote at an annual general meeting consent in writing to all the business which is required or desired to be transacted at the meeting, the meeting need not be held.

DIRECTORS

GIC NEVADA Directors need not be residents of the state of Nevada or shareholders of the corporation.

GIC CANADA A Director shall not be required to hold a share in the capital of the Company as qualification for his office but a majority of those so acting must be resident in Canada and one resident in British Columbia.

OFFICERS

GIC NEVADA The corporation will have a president, a secretary and a treasurer

GIC CANADA The Directors shall, from time to time, appoint a President and a Secretary

ACCOUNTING TREATMENT

The conversion of our company from a British Columbia company to a Nevada company represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at historical cost in accordance with the guidance for transactions between entities under common control in Statement of Financial Accounting Standards No. 141, Business Combinations. The historical comparative figures of GIC CANADA will be those of GIC as a Nevada company.

Upon the effective date of the conversion, we will be subject to the securities laws of the United States as those laws apply to domestic U.S. issuers. Before our continuance in Nevada, we prepared our consolidated financial statements in accordance with generally accepted accounting principles ("GAAP") in the United States. As a U.S. domestic issuer, we will continue to prepare our annual and interim consolidated financial statements in accordance with U.S. generally accepted accounting principles. For purpose of our annual disclosure obligations we will annually file in the United States consolidated financial statements prepared in accordance with U.S. GAAP.

BUSINESS OF GIC NEVADA

DESCRIPTION OF BUSINESS

The Registrant, Global Internet Communications, Inc. (Registrant) was formed on February 26, 2003 as a Nevada corporation, solely for the purpose of effecting the change of domicile of GIC CANADA and the conversion transaction. To date the company has not transacted any business other that its formation and matters related to the preparation of this prospectus. Upon completion of the transaction, the business of Registrant will be the businesses currently conducted by GIC CANADA.

PROPERTY

Currently, the Registrant does not own any real estate, plant and equipment or patents.

LEGAL PROCEEDINGS

We are not aware of any legal proceedings or claims against us.

SELECTED FINANCIAL DATA

Independent Auditors' Report

To the Stockholder and Director
of Global Internet Communications Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of Global Internet Communications Inc. (A Development Stage Company) as of February 28, 2003 and the related statement of operations and stockholder's equity accumulated for the period from February 26, 2003 (Date of Inception) to February 28, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards used in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Global Internet Communications Inc. (A Development Stage Company), as of February 28, 2003, and the results of its operations accumulated for the period from February 26, 2003 (Date of Inception) to February 28, 2003 in conformity with generally accepted accounting principles used in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company was formed, solely for the purpose of effecting the change of domicile of a related company. To date, the company has not conducted any activities other than those related to its formation and has not generated any revenue or profitable operations since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Manning Elliott

CHARTERED ACCOUNTANTS
Vancouver, Canada
March 5, 2003

Global Internet Communications Inc. (The Registrant)
(A Development Stage Company)
Balance Sheet
As at February 28, 2003
(expressed in U.S. dollars)

ASSETS

Total Assets	$ -

LIABILITIES AND STOCKHOLDER'S DEFICIT

Current Liabilities
Accrued liabilities	$ 300
Advances from related party (Note 3)	314

Total Liabilities	614

Contingent Liability (Note 1)

Common stock, 50,000,000 shares authorized with $0.00001 par value;
1 share issued and outstanding.	1
Deficit Accumulated During the Development Stage	(615)

Total Stockholder's Deficit	(614)

Total Liabilities and Stockholder's Deficit	$ -

The accompanying notes are an integral part of these financial statements

Global Internet Communications Inc. (The Registrant)
(A Development Stage Company)
Statement of Operations
(expressed in U.S. dollars)

Accumulated from
February 26, 2003
(Date of Inception)
to February 28,
2003

Revenue	$ -

Expenses
Audit	300
Incorporation cost	315

615

Net Loss	$ (615)

The accompanying notes are an integral part of these financial statements

Global Internet Communications Inc. (The Registrant)
(A Development Stage Company)
Statement of Changes in Stockholder's Deficit
From February 26, 2003 (Date of Inception) to February 28, 2003
(expressed in U.S. dollars)

			Deficit
			Accumulated
			During the
	Common Stock		Development

	Shares	Amount	Stage	Total

Balance on February 26, 2003 (Date of Inception)	-	$ -	$ -	$ -
Common stock issued for cash at $1.00 per share	1	1	-	1
Net loss for the period	-	-	(615)	(615)

Balance on February 28, 2003	1	$ 1	$ (615)	$ (614)

The accompanying notes are an integral part of these financial statements

1. Nature Of Operations And Continuance Of Business

The Company was incorporated under the laws of the State of Nevada on February 26, 2003 and is a development stage company, currently based in Vancouver, B.C., Canada. The Company was formed, solely for the purpose of effecting the change of domicile of its parent company. To date, the company has not conducted any activities other than those related to its formation and has not generated any revenue or profitable operations since inception.

The Company is in the early development stage. In a development stage company, management devotes most of its activities in developing a market for its products. Planned principal activities have not yet begun. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations. There is no guarantee that the Company will be able to raise further equity financing or sell any of its products at a profit. There is substantial doubt regarding the Company's ability to continue as a going concern.

2. Summary Of Significant Accounting Policies

(a) Year End

The Company's fiscal year end is December 31.

(b) Cash and cash equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

(c) Comprehensive Income

SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. As at February 28, 2003 the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

(d) Basic and Diluted Net Income (Loss) per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive. The Company has only one share issued and has no potential common shares therefore basic and diluted net loss per share has not been presented.

(e) Accounting for Stock-Based Compensation

2. Summary Of Significant Accounting Policies (continued)

SFAS No. 148 amends SFAS No. 123 by providing transition and alternative methods in accounting for stock-based employee compensation. SFAS No 123, "Accounting for Stock-Based Compensation," requires that stock awards granted be recognized as compensation expense based on fair values at the date of grant. Alternatively, a company may account for stock awards granted under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and disclose pro forma income amounts which would have resulted from recognizing such awards at their fair value. The Company has elected to account for stock-based compensation for employees and non-employees using SFAS No. 123, as amended by SFAS No. 148.

(f) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

(g) Financial Instruments

The Company has the following financial instruments: accrued liabilities and advances from related party. The carrying value of these financial instruments approximates their fair value based on their liquidity or their short-term nature.

(h) Recent Accounting Pronouncements

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The adoption of this standard will not have an effect on the Company's financial position or results of operations as there is currently no stock issued as compensation.

In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company will adopt SFAS No. 146 on January 1, 2003. The adoption of this standard will not have a material effect on the Company's financial position and results of operations.

2. Summary Of Significant Accounting Policies (continued)

FASB has also issued SFAS No. 145, 147 and 149 but they do not have any relationship to the operations of the Company therefore a description of each and their respective impact on the Company's operations have not been disclosed.

3. Related Party Balance

The balance of $314 due to the parent company is non-interest bearing, unsecured and due on demand.

4. Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109") as of its inception. The Company has incurred a net operating loss of $ 300 to offset future years taxable income. This loss expires in 2018. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at February 28, 2003, and the statutory tax rate, the effective tax rate and the elected amount of valuation allowance are scheduled below:

Net Operating Loss	$300
Statutory Tax Rate	34%
Effective Tax Rate	-
Deferred Tax Asset	102
Valuation Allowance	(102)

Net Deferred Tax Asset	$-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The Registrant, Global Internet Communications, Inc. (Registrant) was formed on February 26, 2003 as a Nevada corporation, solely for the purpose of effecting the change of domicile of GIC CANADA and the conversion transaction. Upon completion of the transaction, GIC CANADA will cease to exist and the business of Registrant will be the businesses currently conducted by GIC CANADA.

BUSINESS OF GIC CANADA

OVERVIEW OF GIC CANADA

GIC CANADA has executed an arms length, worldwide, exclusive non-transferable non-assignable license with KyxPyx Technologies, Inc., a private British Columbia corporation, to use their media streaming technology. GIC CANADA is affiliated with the licensor, KyxPyx Technologies. The license restricts our rights to sublicensing the technology to companies within the pharmaceutical industry only. Media streaming refers to Internet distribution systems that transmit sounds and images from broadcaster to viewer. Streaming is similar to conventional television or radio broadcasting in that sounds and images are converted into electrical signals (transmission formats) and transmitted from broadcasters to viewers where they are in turn reconverted into the original sounds and images.

GIC CANADA'S licensed media streaming system is comprised of two components: A broadcast server referred to as KasterBlaster, and a transmission format, referred to as KPX. The two combined components enable the system's prime feature: multi-channel switching. Multi-channel switching allows viewers the ability to switch between several different program channels of video or audio content in a near instantaneous manner (near instantaneous refers to sub-second response time). Program channels refer to separate and distinct content whether it is audio or video.

GIC CANADA has received the broadcasting component of its licensed media streaming technology. This broadcast server software is marketed as a stand-alone product through our web site. KyxPyx Technologies has completed the transmission format of the media streaming technology but has yet to overcome the technical hurdles of synchronizing the audio with the video in the format. Until the audio / video synchronization deficiency is overcome we will be relegated to broadcasting other software provider's encoded content. Specifically, broadcasting legacy formatted audio / video content. Though the applications are not effected by the software's synchronization deficiencies, the deficiency does reduce our ability to compete with other software providers that do not suffer from synchronization limitations. KyxPyx has not overcome the technical hurdles and have advised that there can be no certainty that they will be able to do so.

GIC CANADA markets its product as another means for pharmaceutical companies to disseminate information. Each individual company determines the use of the product according to their respective needs. However, the following represent potential uses and applications of our technology within the pharmaceutical industry. We do not engage in nor assist in the disposition of these services. Our sole source of revenue generation stems from the sale of the licensed media streaming technology. The potential uses for our product by the pharmaceutical industry include: 1.) Disseminating information within pharmaceutical companies. The possible applications include remote training, continuing education and messaging. 2.) Disseminating information from within the pharmaceutical company to outside companies. Possible applications include research collaboration, product marketing and job recruitment. 3.) Disseminating product and service information to consumers. Possible applications include direct-to-consumer (DTC) advertising, marketing campaigns and continuing education.

OVERVIEW OF THE INDUSTRY

The pharmaceutical industry is comprised of companies that research, develop and market medical products and services. Many companies employ people in clinical research, development, testing, administration, marketing and sales. With the advent of business-to-business solutions many companies share information with partners and competitors alike and transact business across networks and other communication mediums.

There has been a growing emphasis and acceptance by both U.S. regulatory agencies and the pharmaceutical industry of direct-to-consumer marketing (DTC). Until recently, marketing was permitted only to physicians and pharmacists. However, the Food and Drug Administration began relaxing advertising restrictions in 1997 (FDA, Department of Health and Human Services, August 1997) and DTC advertising budgets have grown steadily, targeting not only the end consumer but health care officials also (Source: http://stas.bls.gov/datahome.htm and Blue Cross Blue Shield).

Media Streaming - Industry Overview and Technology Comparisons

Historically, Internet file transfer required the downloading of all the data before the user could view the content. However, because media files including audio and video contain more data than conventional text or simple graphics files, downloads proved time consuming. Streaming emerged as an economical and efficient way of sending information.

Two media distribution systems evolved and are in general use: downloaded media and streaming media. Downloaded media systems do not enable the viewer to view the content during the transmission or broadcast. Viewers must wait until the transmission is completed prior to viewing or listening to the images and sound. This is similar to needing to record a television program before being able to view it. Streaming systems, conversely, allow a viewer to view media content during transmission, akin to conventional television and radio broadcasting. GIC's licensed system is a media streaming system.

The established competition (Legacy streaming systems) use technology that is optimized so that the fewest pieces of information are needed in order to reconstruct a representation of the original information. These formats, such as MPEG 1, 2, and 4 (Moving Picture Experts Group the abbreviation for a family of International Standards used for coding audio-visual information in a digital compressed format.) are able to compress large amounts of information into each electronic part, also referred to as packets. This compression rate is achieved by interframe coding. This means that only differences between successive frames are recorded which means a reference frame is needed that the differences are applied towards. (Source: Moving Pictures Expert Group)

In order for the original sound and images to be correctly displayed, the packets must be formatted for transmission rates that the media streaming system expects to have available. The transmission rates that were specified in MPEG are continuous, reliable, and reproducible however, Internet transmission rates are not always continuous, reliable or reproducible. (Source: International Organization for Standardization)

The Internet's lack of transmission stability can result in the loss of some of these packets during transmission from broadcaster to viewer. This is referred to as packet loss. Because these formats compress large amounts of data per packet the loss of packets can have a detrimental effect when the data is reconverted into the original sound and images.

Legacy systems use several technical innovations to overcome this loss of data, including caching. This means that several parts of data are stored on the viewer's computer prior to being displayed just in case packets are lost in transmission. Conceptually this is similar to downloaded media systems except that only a portion of the broadcast needs to be downloaded prior to viewing. While this overcomes some of the detrimental effect of data loss, it results in a delay prior to viewing. This delay is referred to as buffering.

GIC CANADA'S licensed system is different in the manner in which the sounds and images are converted and the method in which they are transmitted. We convert images using single image JPEG instead of multi image (interframe) coded MPEG. Compared with the high compression MPEG legacy systems our JPEG based technology requires a greater number of packets of data to be sent in order to reconstruct the original content. However, unlike interframe coded MPEG, the presentation of one packet of data is not dependent on the availability of a preceding or following reference packet. Thus the loss of any one packet of JPEG encoded data is not detrimental to the display of any other packet. This is of consequence when transmitting data through an unstable transmission medium like the Internet where packet loss is frequent.

We rely on the illusion of movement or persistence of vision to compensate for the loss of packets. In order to maintain a quality representation of the original content we display a rapid sequence of single JPEG images in a manner that is similar in effect to film.

This alleviates the need to cache data and consequent buffering. Without the delays associated with buffering, GIC CANADA is able to offer a product that enables sub-second multi-channel switching.

COMPETITION

The market for media delivery over the Internet is relatively new, constantly changing and intensely competitive and more companies are entering the market for, and expending increasing resources to develop media delivery software and services. We expect that competition will intensify. All of our current competitors have longer operating histories, greater name recognition, more technical personnel, and significantly greater financial resources. Additionally, new competitors with potentially unique or more desirable products or services may enter the market. Price concessions or the emergence of other pricing or distribution strategies or technology solutions of competitors may diminish our revenues, impact our margins or hinder our growth in market share, any of which will harm our business.

Numerous companies compete in the media streaming industry. Companies like Microsoft, Real Networks and Apple are the principal participants however, other smaller companies also vie for market share. Although we shall compete with all of these companies our principal competition will arise from those smaller companies including Digital Fountain, Streaming 21 and Telestream. The market and financial strengths of these competitors, while less than the principal participants in the industry, are substantially more significant than GIC CANADA'S.

Our principle competitive advantages are our ability to transmit content in such a manner as to enable multi channel switching and ensure a reasonable representation of the original media during bandwidth fluctuations. This advantage however, is limited to those users of broadband Internet only.

EMPLOYEES

As of December 2002, we had 2 filled staff positions. It is anticipated that we will need to add additional, sales, marketing, and technical staff in the future in order to realize our business objectives.

PRIMARY AGREEMENTS

GIC CANADA has executed an arms length, worldwide, exclusive non-transferable non-assignable license with KyxPyx Technologies, Inc., a private British Columbia corporation, to use their media streaming technology. GIC is affiliated with the licensor, KyxPyx Technologies. The business purpose of the license is to enable GIC CANADA to market the product as an alternative to existing media streaming systems. The license restricts GIC CANADA to marketing the product to companies in the pharmaceutical industry, the product's end-users. All of GIC CANADA'S currently contemplated future revenues are dependent upon the license agreement.

The licensor demanded the restriction to the pharmaceutical industry on the following material terms and conditions:

The rights granted under the license are limited to three (3) years from December 31, 2000, the date of execution of the License, with an option by GIC CANADA to extend for another (3) three years. At the end of the second three (3) year period, the license terminates unless a new agreement is negotiated and entered into by the parties.

The Licensor is not required under the terms of the license to provide GIC CANADA with any software upgrades, fixes or related changes to the completed software but must promptly provide to GIC CANADA all documentation detailing said changes so as to provide GIC CANADA and its technician(s) the ability to implement said changes and/or upgrades. The Licensor must notify GIC CANADA of the nature of any upgrades or other planned modifications to the technology that affect the media streaming product directly or indirectly. The Licensor does not provide and is not required under the terms of the license to provide, GIC CANADA any day-to-day functions.

GIC CANADA shall pay the Licensor a royalty on the following sliding scale as follows:

a) Five percent (5%) of net income after tax on the first $1,000,000 (one million dollars);

b) Three percent (3%) of net income after tax on the following $3,000,000 (three million dollars);

c) Two percent (2%) of net income after tax on the following $5,000,000 (five million dollars);

d) One percent (1%) of net income after tax above $9,000,000 (nine million dollars).

Under the terms of the license agreement GIC CANADA is responsible for all aspects of the use, and dissemination of the licensed software, including its implementation and display.

Kelly Myers, President of the Licensor, is also employed as CTO and Secretary of GIC CANADA. Under the terms of his employment agreement as CTO with GIC CANADA he will be responsible for all technical issues arising out of the use of GIC CANADA'S licensed technology.

The terms of the license provide that if, at any time during the term of the license agreement, GIC CANADA or any of its officers, directors or agents willfully and intentionally breaches a material provision of the Agreement and GIC CANADA fails to cure such breach within a period of one (1) month after the date that Licensor provides GIC CANADA with notice thereof, Licensor shall have the right to terminate this Agreement and terminate the license, inclusive of any and all upgrades except those developed by the company. GIC CANADA may terminate the Agreement only if the Licensor fails to deliver the media streaming product in satisfaction of GIC CANADA'S acceptance criteria after (1) one months notice to Licensor and an opportunity to cure.

In the event of termination GIC CANADA shall be authorized to continue exercising all of the rights granted under the license, subject to it losing the exclusivity. All licenses or sublicenses granted by either party under the terms of this Agreement prior to termination shall remain in full force and effect and shall not be affected by termination. (See Exhibit 10.1 to review the license agreement).

GIC CANADA'S operations do not depend and are not expected to depend upon patents. All rights, duties and obligations of GIC CANADA extend from the grant of rights issued under license from KyxPyx. The licensing agreement provides for the indemnification of GIC CANADA from any and all claims against GIC CANADA for patent infringement (see clause 9.1 of the License Agreement marked Exhibit 10.1 "License Agreement").

DESCRIPTION OF PROPERTY

GIC CANADA has entered into a non-arms length verbal agreement with Hampton Financial Partners for office space, including phone lines, mail services, and web site hosting services. The principal terms allow for the use of the premises and facilities on a month-to-month basis. As of December 31, 2002 the monthly rent is set at $335 for office rent and web site hosting. A director of Hampton Financial Partners is Rory O'Byrne, President and CEO.

Currently, GIC CANADA does not own any real estate, plant and equipment or patents.

LEGAL PROCEEDINGS

We are not aware of any legal proceedings or claims against us.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

PLAN OF OPERATIONS

OVERVIEW

GIC CANADA is marketing and selling its alternative media streaming system as a one broadcast server solution, enabling pharmaceutical companies the ability to broadcast competing formats from a single broadcasting server. Thereafter, we intend to convert existing KasterBlaster broadcast users to the KPX transmission enabled media streaming system. The audio and video streaming portion of the technology is complete and functioning, however synchronization of the audio and video remains incomplete. We will continue marketing the server software as a stand-alone product to prospective clients in the pharmaceutical industry as a download from our web site at www.alphasee.com.

Our business will suffer however, if the licensor does not complete the transmission format software and we are entirely dependent on the licensor for its completion. If KyxPyx is unable to deliver a fully integrated media streaming product we may be forced to seek alternate suppliers to complete the product. This would severely impact operations, resulting in delays and increased expenses. The licensor has failed to overcome the technical obstacle of synchronization. Without the satisfactory solution to this obstacle they will be unable to deliver a commercially viable media-streaming product.

Our business is based upon the license from KyxPyx Technologies. The consideration to enter into the license agreement with GIC CANADA was the agreement to become one of their beta test partners. The licensor demanded a restriction to the pharmaceutical industry on the following material terms and conditions: The rights granted under the license are limited to three (3) years from December 31, 2000, the date of execution of the License, with an option by GIC to extend for another (3) three years. There are no renewal fees during this second term. At the end of the second three (3) year period, the license terminates unless a new agreement is negotiated and entered into by the parties.

Through our board of advisors and their associations within the medical and pharmaceutical industries we will create general market awareness of our product. Dr. Daniel Borgia, Dr. William Brown, Dr. Howard Johnson, Dr. Phillip Himmelfarb, William Haysom, John Gereluk, Erwin Shustak and Karen McKay comprise our Board of Advisors.

Members of the board have advised GIC on matters specific to their field of expertise, including advising management in its determination whether a license to market the technology in the pharmaceutical industry represented a viable business opportunity. We have availed ourselves of their knowledge to enhance our understanding of the pharmaceutical industry, legal, and corporate compliance matters. We have not utilized the board to its fullest capacity but expect to take increasing advantage of their expertise as the company expands operations.

Members of the Board reside in different cities and countries, including Canada, China and the United States. The Board has never met as a single body and there is no current expectation that such a meeting will take place in the future. The Board of Advisors owe no duty to shareholders or the company and they are under no duty of loyalty that obligates them to first offer business opportunities to GIC. Moreover, we have no confidentiality agreements in place and do not intent to seek such agreements in the future.

Upon completion of the fully integrated technology wide scale service introduction and ongoing marketing activities on a broader scale will be arranged through distributors under both exclusive and non-exclusive relationships. This will be undertaken in an effort to minimize sales, travel and integration costs.

Though this has enabled us to maintain tight control over our capital expenditures to date the strategy has not resulted in sales. Our plan of operations calls for the hiring of marketing and technical consultants and the purchase of computer equipment. In total we have allotted $80,000 for our plan of operations during the next twelve months.

$80,000 is allotted to the implementation of our marketing strategy. Although specific dollar figures have been provided for each stage of the campaign, costs and effectiveness of each step will be analyzed on an ongoing basis. Changes will be made when warranted to maximize the plan. The strategy relies on the effective implementation of an Internet based marketing campaign.

The goal of our marketing campaign is six fold. First, to increase awareness of our company, product, and website. Second, to increase knowledge about our product and its benefits to companies in the pharmaceutical industry. Third, demonstrate the product's current applications in other industries, including the independent Internet radio industry. Forth, incent client purchase. Fifth, ensure satisfaction and loyalty and sixth, to facilitate advocacy.

To increase awareness of our company, product, and website we will launch an Internet based campaign by purchasing advertising space in industry specific newsletters, listing our company in industry directories, joining banner exchange networks, disseminating a GIC newsletter with industry and product information, and purchasing search terms on various search engines such as Overture. We will upgrade our website's appearance and functionality to coincide with our strategic objectives and utilize independent dissemination providers for our newsletter. We anticipate driving 100,000 users to our web site during the course of marketing campaign and acquiring 60,000 subscribers to our newsletter. Surveys will be utilized for customer feedback. This feedback will be analyzed and utilized to improve on the effectiveness of our corporate communication. A total of $45,000 has been allocated to this stage of our campaign.

To achieve our second and third goals we will rely on our newsletter and website to inform prospective clients of the product's functionality. The newsletter will be technical in nature and will be geared toward purchasers of technology within pharmaceutical organizations, including Chief Technology Officers, system administrators, and webmasters. A total of $12,000 has been allocated to writing and editing of the newsletter over the next 12 months.

The fifth and sixth goals will be achieved by contracting customer support personnel. By providing users an opportunity to interact with our company we will build important customer loyalty and vital advocates within our target market. $5,000 has been allocated for customer support. The funds allocated are predicated on the success of our marketing campaign. Our technical support will be provided via the Internet by consultants using their own computer equipment and office space. To help facilitate advocacy we have planned a viral marketing component. Awards will be given to people who refer us to their business associates. $5,000 has been allocated to the viral marketing campaign.

The second phase of our marketing strategy is a modest public relations based campaign. We will utilize consultants to establish and maximize our exposure in trade and industry and rely on media map to organize and increase the efficiency of our communication with the media. A total of $13,000 is allocated to this phase of our campaign.

Although we have sufficient capital to pay ongoing operating expenses during this period our plan of operations will be very limited. While we do not require our officers to continue to donate their time they have given the company their undertaking that they will continue to do so. Successful development of these services may not necessarily ensure our success and our auditors have expressed doubt about our ability to continue as a going concern.

To our knowledge, the licensor has spent approximately $62,000 on software development to date and has not sold the product in any other industries. The Company's licensed media streaming technology is not unique to the pharmaceutical industry and there are numerous competitors and potential competitors that provide solutions similar to those of our Company. Many of these entities are significantly larger than the issuer and have significantly more resources and broader product and service offerings (See section entitled "Risk Factors"). Our company intends to utilize both traditional methods and the Internet for marketing the media-streaming product and we expect that a majority of our revenue will be derived by selling its service to a narrow base of clients.

There may be unforeseen events that management has not anticipated including but not limited to, delays in the commercial version of the transmission format and its viability once complete. Our company may be required to allocate greater or lesser amounts of its financial resources to hire additional technical staff. Additionally, the change of domicile will involve periodic filing obligations resulting in increased general and administrative expenses.

We have not engaged in any discussions with investors on future financings and have no present intention on doing so. If required we will seek additional sources of funding through additional equity financings, commercial bank loans or funding from private investors. However, there can be no assurance that we will be successful in obtaining additional funding on suitable terms, if at all.

RESULTS OF OPERATIONS

REVENUES

To date the company has not generated any revenue from operations and there is no guarantee that we will be able to generate revenues in the future. Our software licensor, KyxPyx Technologies has delivered component one of our licensed software (broadcast server). However, they have not delivered component two (transmission format) of the licensed technology as scheduled. A commercial version 1.0 of the server component of the software was released in January of 2003 and is currently available for download from our web site. We expect to commence sale of this product during the second quarter of 2003, although we make no projections regarding potential revenue from this product.

GENERAL AND ADMINISTRATIVE EXPENSES

General and Administrative (G&A) expenses for the years ended December 31, 2002 and 2001 were $41,117 and $8,886, respectively. For 2002, $28,656 consisted of consulting fees for the services of our executive management; $7,600 consisted of legal and accounting fees, of which a substantial portion of these fees are incurred in association with our public listing and audit.

G&A expenses for the quarter ended March 31, 2003 and 2002 were gain of $4,816 and loss of $8,630, respectively. For 2003, $7,453 consisted of consulting fees for the services of our executive management; $3,398 consisted of legal and accounting fees, of which a substantial portion of these fees are incurred in association with our public listing and audit; a gain of $16,293 were realized for the quarter due to currency fluctuations.

The change of domicile will result in periodic filing obligations. These obligations include preparing audited financial statements and reporting to the Securities and Exchange Commission. We estimate that costs associated with these obligations will total approximately $2,500 annually.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2002, we had $96,987 in cash and cash equivalents, an increase of $96,034 from December 31, 2001. The increase is solely attributed to the funds raised through the sale of shares under our Regulation A financing. During 2002 we had a total of $28,656 donated to the company in the form of consulting by officers. There can be no guarantee that company officers will continue to donate consulting to the company in the future.

As of March 31, 2003, we had $108,779 in cash and cash equivalents, an increase of $11,792 from December 31, 2002. The increase is attributed to a gain realized on currency fluctuations.

Losses from operations may continue in the future as we increase our marketing efforts. If revenues and spending levels are not adjusted accordingly, we may not generate sufficient revenues to achieve profitability. Even if profitable, we may not sustain or increase such profitability on a quarterly or annual basis in the future.

We have no long-term debt and working capital of $85,220 which is sufficient to pay ongoing operating expenses over the next twelve months. We intend on very limited operations during this period and may require additional capital thereafter to sustain operations. We cannot be certain that any required additional financing will be available on terms favorable to us. If additional funds are raised by the issuance of our equity securities, such as through the issuance and exercise of warrants, then existing stockholders will experience dilution of their ownership interest. If additional funds are raised by the issuance of debt or other equity instruments, we may be subject to certain limitations in our operations, and issuance of such securities may have rights senior to those of the then existing holders of common stock. If adequate funds are not available or not available on acceptable terms, we may be unable to fund expansion, develop or enhance services or respond to competitive pressures.

SELECTED FINANCIAL DATA

Independent Auditors' Report

To the Stockholders and Directors
of Global Internet Communications Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of Global Internet Communications Inc. (A Development Stage Company) as of December 31, 2002, 2001 and 2000 and the related statements of operations, stockholders' equity and cash flows accumulated for the period from October 22, 1998 (Date of Inception) to December 31, 2002 and the years ended December 31, 2002, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards used in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Global Internet Communications Inc. (A Development Stage Company), as of December 31, 2002, 2001 and 2000, and the results of its operations and its cash flows accumulated for the period from October 22, 1998 (Date of Inception) to December 31, 2002 and the years ended December 31, 2002, 2001 and 2000 in conformity with generally accepted accounting principles used in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue or profitable operations since inception and will need equity financing to begin realizing upon its business plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Manning Elliott

CHARTERED ACCOUNTANTS
Vancouver, Canada
January 20, 2003

Global Internet Communications Inc. (CANADA)
(A Development Stage Company)
Balance Sheets
As at December 31, 2002, 2001 and 2000
(Expressed in U.S. dollars)

	2002	2001	2000
ASSETS

Current Assets

Cash	$96,987	$634	$674
Prepaid expense	-	19	-

Total Assets	$96,987	$653	$674

LIABILITIES

Current Liabilities

Accounts payable	$-	$6	$-
Accrued liabilities	3,813	-	-
Advances from related parties (Note 6)	7,954	2,966	-

Total Liabilities	11,767	2,972	-

Contingent Liability (Note 1)

STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock, 100,000,000 shares authorized with no par value; 2,000,000, 1,000,000, and 1,000,000 shares issued and outstanding, respectively	100,658	658	658

Donated Capital (Note 6)	37,730	9,074	3,181

Deficit Accumulated During the Development Stage	(53,168)	(12,051)	(3,165)

Total Stockholders' Equity (Deficit)	85,220	(2,319)	674

Total Liabilities and Stockholders' Equity	$96,987	$653	$674

The accompanying notes are an integral part of these financial statements

Global Internet Communications Inc. (CANADA)
(A Development Stage Company)
Statements of Operations
(expressed in U.S. dollars)

	Accumulated from October 22, 1998 (Date of Inception) to December 31,	Years ended December 31,

	2002	2002	2001	2000

Revenue	$-	$-	$-	$-

Expenses

Consulting (Note 6)	36,760	28,656	5,167	2,937
Foreign exchange loss	1,614	1,675	(45)	(16)
Interest and bank charges	87	87	-	-
Office	164	164	-	-
Professional fees (Note 6(c))	7,844	7,600	-	244
Rent (Note 6(d))	6,726	3,820	2,906	-
Telephone and online services (Note 6(d))	246	114	132	-
Web design (Note 6(c))	726	-	726	-
Less: Interest income	(999)	(999)	-	-

	53,168	41,117	8,886	3,165

Net loss	$(53,168)	$(41,117)	$(8,886)	$(3,165)

Basic net loss per share		$(0.02)	$(0.01)	$(0.02)

Weighted average shares outstanding		1,803,000	1,000,000	129,000

(Diluted loss per share has not been presented as the result is anti-dilutive)

The accompanying notes are an integral part of these financial statements

Global Internet Communications Inc. (CANADA)
(A Development Stage Company)
Statements of Cash Flows
(expressed in U.S. dollars)

	Accumulated from October 22, 1998 (Date of Inception) to December 31,	Years ended December 31,

	2002	2002	2001	2000

Operating Activities

Net loss	$(53,168)	$(41,117)	$(8,886)	$(3,165)

Adjustment to reconcile net loss to cash:

Value of services donated by related parties	37,730	28,656	5,893	3,181

Change in non-cash working capital items:

(Increase) decrease in prepaid expenses	-	19	(19)	-
Increase in accounts payable and accrued liabilities	3,813	3,807	6	-

Net Cash Provided By (Used In) Operating Activities	(11,625)	(8,635)	(3,006)	16

Financing Activities

Advances from related parties	7,954	4,988	2,966	-
Proceeds from issuance of common stock	100,658	100,000	-	652

Net Cash Provided By Financing Activities	108,612	104,988	2,966	652

Increase (Decrease) In Cash And Cash Equivalents	96,987	96,353	(40)	668

Cash and Cash Equivalents - Beginning of the Year	-	634	674	6

Cash and Cash Equivalents - End of the Year	$96,987	$96,987	$634	$674

Non-Cash Financing Activities	$-	$-	$-	$-

Supplemental Disclosures

Interest paid	$-	$-	$-	$-
Income taxes paid	$-	$-	$-	$-

The accompanying notes are an integral part of these financial statements

Global Internet Communications Inc. (CANADA)
(A Development Stage Company)
Statement of Changes in Stockholders' Equity (Deficit)
From October 22, 1998 (Date of Inception) to December 31, 2002
(expressed in U.S. dollars)

	Common Stock		Donated	Deficit Accumulated During the Development
	Shares	Amount	Capital	Stage	Total

Balance on October 22, 1998 (Date of Inception)	-	$-	$-	$-	$-
Common stock issued for cash at $0.006 per share	1,000	6	-	-	6

Balance on December 31, 1999 and 1998	1,000	6	-	-	6

Common stock issued for cash	1,000,000	652	-	-	652

Common stock cancelled	(1,000)	-	-	-	-

Consulting and professional fees	-	-	3,181	-	3,181

Net loss for the year	-	-	-	(3,165)	(3,165)

Balance on December 31, 2000	1,000,000	658	3,181	(3,165)	674

Consulting and web design	-	-	5,893	-	5,893

Net loss for the year	-	-	-	(8,886)	(8,886)

Balance on December 31, 2001	1,000,000	658	9,074	(12,051)	(2,319)

Common stock issued for cash	1,000,000	100,000	-	-	100,000

Consulting	-	-	28,656	-	28,656

Net loss for the year	-	-	-	(41,117)	(41,117)

Balance on December 31, 2002	2,000,000	$100,658	$37,730	$(53,168)	$85,220

The accompanying notes are an integral part of these financial statements

1. Nature Of Operations And Continuance Of Business

The Company was incorporated under the laws of the Province of British Columbia on October 22, 1998 as 573633 B.C. Ltd and changed its name to Global Internet Communications Inc. on November 14, 2000 and is a development stage company, currently based in Vancouver, B.C., Canada. The Company's sole business activity involves the marketing of a licensed video streaming technology to the pharmaceutical industry.

The Company is in the development stage. In a development stage company, management devotes most of its activities in developing a market for its products. Planned principal activities have not yet begun. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations. There is no guarantee that the Company will be able to raise further equity financing or sell any of its products at a profit. There is substantial doubt regarding the Company's ability to continue as a going concern.

The Company has working capital of $85,220 which is sufficient to pay ongoing operating expenses over the next twelve months.

The Company's shares trade on the "Pink Sheets" under the symbol GICIF. The Company has filed an S-4 Registration Statement with the United States Securities and Exchange Commission and will apply for listing on the OTC Bulletin Board.

2. Summary Of Significant Accounting Policies

(a) Year End

The Company's fiscal year end is December 31.

(b) Cash and cash equivalents

Cash and cash equivalents presented in the financial statements, include short-term investments with maturities of six months or less of purchase.

(c) Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash. Cash was deposited with high credit quality financial institutions.

(d) Foreign Exchange

Current monetary assets and liabilities of the Company which are denominated in foreign currencies are translated at the exchange rate in effect at the balance sheet dates. Revenues and expenses are translated at rates of exchange prevailing on the transaction dates. Exchange gains or losses on the realization of current monetary assets and the settlement of current monetary liabilities are recognized currently to operations.

2. Summary Of Significant Accounting Policies (continued)

(e) Revenue Recognition

The Company will recognize revenue pursuant to the requirements of Statement of Position No. 97-2, "Software Revenue Recognition" (SOP 97-2), as amended by Statement of Position No. 98-9, "Software Revenue Recognition with Respect to Certain Arrangements."

Under SOP 97-2, revenue attributable to an element in a customer arrangement is recognized when persuasive evidence of an arrangement exists and delivery has occurred, provided the fee is fixed or determinable, collectibility is probable and the arrangement does not require significant customization of the software. If at the outset of the customer arrangement, the Company determines that the arrangement fee is not fixed or determinable or that collectibility is not probable, the Company defers the revenue and recognizes the revenue when the arrangement fee becomes due and payable.

The company will account for the licensing fees on a gross basis pursuant to the requirements of Emerging Issues Task Force No. 99-19 (EITF 99-19).

When determining whether to utilize gross or net recognition of license fees, the company will consider the following criteria. The company is the primary obligor to the transaction, the company has full pricing latitude, the company can modify the product specifications as it sees fit, the company will perform part of the service to the end customer, the company carries sole risk of physical inventory loss, the company realizes full credit risk, and commission is not fixed.

In determining the terms of our licensing agreement we examined the terms that were standard in the industry at the time. Our main pricing is structured on a schedule through either a pay-per-use or on a licensing basis. The pay-per-use pricing structure will require pharmaceutical broadcasters to pay GIC for the service based on the exact number of viewers and their accumulated viewing time connected to the broadcast. Fees range from $10 per hour for 10 or less viewers to $2,500 per hour for broadcasts with more than 5,000 viewers.

The product will also be offered on a license basis. The license of the product to pharmaceutical companies will be based upon the number of viewers they anticipate will be viewing the broadcast and the duration of the license. Although GIC has not yet determined a set cost structure for the license, we anticipate annual fees ranging from $6,000 to $7,000 for 300 to 400 simultaneous viewers with graduated increases depending on the number of viewers over 400. The company anticipates recognizing net income in the second quarter 2004.

2. Summary Of Significant Accounting Policies (continued)

(f) Comprehensive Income

SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. As at December 31, 2002 the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

(g) Basic and Diluted Net Income (Loss) per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

(h) Accounting for Stock-Based Compensation

The Company does not have a stock option plan and has not previously issued stock in exchange for goods and services provided to the Company. The Company will account for stock issued for services to non-employees in accordance with SFAS No. 123 "Accounting for Stock-Based Compensation". Compensation expense is based on the fair market value of the stock award or fair market value of the goods and services received whichever is more reliably measurable.

(i) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

(j) Financial Instruments

The Company has the following financial instruments: cash, accounts payable, accrued liabilities, and advances from related parties. The carrying value of these financial instruments approximates their fair value based on their liquidity or their short-term nature.

2. Summary Of Significant Accounting Policies (continued)

(k) Recent Accounting Pronouncements

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The adoption of this standard will not have an effect on the Company's financial position or results of operations as there is currently no stock issued as compensation.

In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company will adopt SFAS No. 146 on January 1, 2003. The adoption of this standard will not have a material effect on the Company's financial position and results of operations.

FASB has also issued SFAS No. 145, 147 and 149 but they do not have any relationship to the operations of the Company therefore a description of each and their respective impact on the Company's operations have not been disclosed.

3. Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109") as of its inception. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

As of December 31, 2002, the Company had the following net operating loss carry forwards to offset future taxable income in Canada:

3. Income Taxes (continued)

Expiring		Net Operating Losses $

2008	CAD	4,705
2009	CAD	20,383

	CAD	25,088

The components of the net deferred tax asset at December 31, 2002 and 2001, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

	2002 $	2001 $

Net Operating Loss	12,920	2,954

Statutory Tax Rate	39.6%	39.6%

Effective Tax Rate	-	-

Deferred Tax Asset	5,116	1,170

Valuation Allowance	(5,116)	(1,170)

Net Deferred Tax Asset	-	-

4. License

On December 31, 2000, the Company entered into an worldwide, exclusive, non-transferable, non-assignable license agreement with KyxPyx Technologies, Inc. ("KyxPyx"), a private company based in British Columbia, Canada. The Company will market and sell via the internet, KyxPyx's internet streaming video technology to the pharmaceutical industry.

The Company will pay KyxPyx royalties as follows:

(a) 5% of net income after tax on the first $1,000,000;

(b) 3% of net income after tax on the following $3,000,000;

(c) 2% of net income after tax on the following $5,000,000; and

(d) 1% of net income after tax above $9,000,0000

The license agreement expires on December 31, 2003 with an option by the Company to extend the agreement for an additional three years.

4. License (continued)

GIC CANADA is affiliated with the licensor, KyxPyx Technologies. The companies' share a common officer in Kelly Myers who acts as GIC's Secretary and Chief Technology Officer and the President, CEO and director of KyxPyx Technologies'. Mr. Myers owns 21.8% of KyxPyx and 0.05% of GIC. The license agreement was entered into when Rory O'Byrne, the current President of the Company, was a director and the interim President of KyxPyx and the CEO of the Company. At the time Mr. O'Byrne owned 21.8% of KyxPyx Technologies and 75.0% of GIC CANADA. As of the balance sheet date he owned 0.0% KyxPyx Technologies and 45.0% of GIC CANADA.

5. Common Stock Warrants

During the 2002 fiscal year, the Company issued 1,000,000 units at a price of $0.10 per unit pursuant to a Regulation A Offering to raise $100,000. Each unit consisted of one share of common stock and one share purchase warrant to purchase an additional share at a price of $0.125 until March 11, 2003, and thereafter at a price $0.15 until expiry on March 11, 2004.

6. Related Party Transactions/Balances

(a) The balance of $1,196 due to the President of the Company is non-interest bearing, unsecured and due on demand.

(b) The balance of $6,758 due to a company with common directors and officers is non-interest bearing, unsecured and due on demand.

(c) Consulting services of $28,656 (2001 - $3,303; 2000 - $1,334 were donated by the President of the Company and treated as donated capital. Value of services donated is calculated based on fair value. In 2000, the President of the Company paid $244 for professional fees, on behalf of the company.

(d) Rent of $3,820 (2001 - $2,906; 2000 - $NIL) and online services of $114 (2001 - $132; 2000 - $NIL) were paid to a company with common directors and officers.

(e) Web design fees of $Nil (2001 - $726; 2000 - $Nil) were donated by the Chief Technology Officer of the Company and treated as donated capital.

(f) Consulting fees of $Nil (2001 - $1,864; 2000 - $1,603) were donated by a former officer and director of the Company and treated as donated capital.

(g) At the time the license referenced in Note 4 was executed GIC CANADA and KyxPyx were related by common principal shareholders. At the balance sheet date GIC CANADA's Secretary and CTO was the CEO, Director and a principal shareholder of KyxPyx.

Global Internet Communications Inc. (CANADA)
(A Development Stage Company)
Balance Sheets
As at March 31, 2003 and 2002
(Unaudited - Prepared by Management) (Expressed in U.S. dollars)

	2003	2002
ASSETS

Current Assets

Cash	$108,779	$100,156

Total Assets	$108,779	$100,156

LIABILITIES

Current Liabilities

Accounts payable	$-	$6
Accrued liabilities	2,314	-
Advances from related parties (Note 6)	8,978	3,935

Total Liabilities	11,292	3,941

Contingent Liability (Note 1)

STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock, 100,000,000 shares authorized with no par value; 2,000,000, and 2,000,000 shares issued and outstanding, respectively	100,658	100,658

Donated Capital (Note 6)	45,182	16,238

Deficit Accumulated During the Development Stage	(48,353)	(20,681)

Total Stockholders' Equity (Deficit)	97,487	96,215

Total Liabilities and Stockholders' Equity	$108,779	$100,156

The accompanying notes are an integral part of these financial statements

Global Internet Communications Inc. (CANADA)
(A Development Stage Company)
Statements of Operations
(Unaudited - Prepared by Management) (expressed in U.S. dollars)

	Accumulated from October 22, 1998 (Date of Inception) to March 31,	Quarters ended March 31,

	2003	2003	2002

Revenue	$-	$-	$-

Expenses

Consulting (Note 6)	44,213	7,453	7,056
Foreign exchange (gain) loss	(14,679)	(16,293)	466
Interest and bank charges	141	54	29
Office	181	17	25
Professional fees (Note 6(c))	11,242	3,398	85
Rent (Note 6(d))	7,720	994	941
Telephone and online services (Note 6(d))	276	30	28
Web design (Note 6(c))	726	-	-
Less: Interest income	(1,468)	(469)	-

	48,353	(4,816)	8,630

Net profit (loss)	$(48,353)	$4,816	$(8,630)

Basic net income (loss) per share		$0.00	$(0.01)

Weighted average shares outstanding		2,000,000	1,200,000

(Diluted loss per share has not been presented as the result is anti-dilutive)

The accompanying notes are an integral part of these financial statements

Global Internet Communications Inc. (CANADA)
(A Development Stage Company)
Statements of Cash Flows
(Unaudited - Prepared by Management) (expressed in U.S. dollars)

	Accumulated from October 22, 1998 (Date of Inception) to March 31,	Quarters ended March 31,

	2003	2003	2002

Operating Activities

Net loss	$(48,352)	$4,816	$(8,630)

Adjustment to reconcile net loss to cash:

Value of services donated by related parties	45,182	7,452	7,164

Change in non-cash working capital items:

Decrease in prepaid expenses	-	-	19
Increase (decrease) in accounts payable and accrued liabilities	2,314	(1,499)	-

Net Cash Provided By (Used In) Operating Activities	(856)	10,769	(1,447)

Financing Activities

Advances from related parties	8,978	1,024	969
Proceeds from issuance of common stock	100,658	-	100,000

Net Cash Provided By Financing Activities	109,636	1,024	100,969

Increase (Decrease) In Cash And Cash Equivalents	108,780	11,793	99,522

Cash and Cash Equivalents - Beginning of the Year	-	96,987	634

Cash and Cash Equivalents - End of the Year	$108,780	$108,780	$100,156

Non-Cash Financing Activities	$-	$-	$-

Supplemental Disclosures

Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements

Global Internet Communications Inc. (CANADA)
(A Development Stage Company)
Statement of Changes in Stockholders' Equity (Deficit)
From October 22, 1998 (Date of Inception) to March 31, 2003
(Unaudited - Prepared by Management) (expressed in U.S. dollars)

	Common Stock		Donated	Deficit Accumulated During the Development
	Shares	Amount	Capital	Stage	Total

Balance on October 22, 1998 (Date of Inception)	-	$-	$-	$-	$-
Common stock issued for cash at $0.006 per share	1,000	6	-	-	6

Balance on December 31, 1999 and 1998	1,000	6	-	-	6

Common stock issued for cash	1,000,000	652	-	-	652

Common stock cancelled	(1,000)	-	-	-	-

Consulting and professional fees	-	-	3,181	-	3,181

Net loss for the year	-	-	-	(3,165)	(3,165)

Balance on December 31, 2000	1,000,000	658	3,181	(3,165)	674

Consulting and web design	-	-	5,893	-	5,893

Net loss for the year	-	-	-	(8,886)	(8,886)

Balance on December 31, 2001	1,000,000	658	9,074	(12,051)	(2,319)

Common stock issued for cash	1,000,000	100,000	-	-	100,000

Consulting	-	-	28,656	-	28,656

Net loss for the year	-	-	-	(41,117)	(41,117)

Balance on December 31, 2002	2,000,000	$100,658	$37,730	$(53,168)	$85,220

Consulting	-	-	7,452	-	7,452

Net profit for the Quarter	-	-	-	4,816	4,816

Balance on March 31, 2003	2,000,000	$100,658	$45,182	$(48,353)	$97,487

The accompanying notes are an integral part of these financial statements

1. Nature Of Operations And Continuance Of Business

The Company was incorporated under the laws of the Province of British Columbia on October 22, 1998 as 573633 B.C. Ltd and changed its name to Global Internet Communications Inc. on November 14, 2000 and is a development stage company, currently based in Vancouver, B.C., Canada. The Company's sole business activity involves the marketing of a licensed video streaming technology to the pharmaceutical industry.

The Company is in the development stage. In a development stage company, management devotes most of its activities in developing a market for its products. Planned principal activities have not yet begun. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations. There is no guarantee that the Company will be able to raise further equity financing or sell any of its products at a profit. There is substantial doubt regarding the Company's ability to continue as a going concern.

The Company has working capital of $97,487 which is sufficient to pay ongoing operating expenses over the next twelve months.

The Company's shares trade on the "Pink Sheets" under the symbol GICIF. The Company has filed an S-4 Registration Statement with the United States Securities and Exchange Commission and will apply for listing on the OTC Bulletin Board.

2. Summary Of Significant Accounting Policies

(a) Year End

The Company's fiscal year end is December 31.

(b) Cash and cash equivalents

Cash and cash equivalents presented in the financial statements, include short-term investments with maturities of six months or less of purchase.

(c) Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash. Cash was deposited with high credit quality financial institutions.

(d) Foreign Exchange

Current monetary assets and liabilities of the Company which are denominated in foreign currencies are translated at the exchange rate in effect at the balance sheet dates. Revenues and expenses are translated at rates of exchange prevailing on the transaction dates. Exchange gains or losses on the realization of current monetary assets and the settlement of current monetary liabilities are recognized currently to operations.

2. Summary Of Significant Accounting Policies (continued)

(e) Revenue Recognition

The Company will recognize revenue pursuant to the requirements of Statement of Position No. 97-2, "Software Revenue Recognition" (SOP 97-2), as amended by Statement of Position No. 98-9, "Software Revenue Recognition with Respect to Certain Arrangements."

Under SOP 97-2, revenue attributable to an element in a customer arrangement is recognized when persuasive evidence of an arrangement exists and delivery has occurred, provided the fee is fixed or determinable, collectibility is probable and the arrangement does not require significant customization of the software. If at the outset of the customer arrangement, the Company determines that the arrangement fee is not fixed or determinable or that collectibility is not probable, the Company defers the revenue and recognizes the revenue when the arrangement fee becomes due and payable.

The company will account for the licensing fees on a gross basis pursuant to the requirements of Emerging Issues Task Force No. 99-19 (EITF 99-19).

When determining whether to utilize gross or net recognition of license fees, the company will consider the following criteria. The company is the primary obligor to the transaction, the company has full pricing latitude, the company can modify the product specifications as it sees fit, the company will perform part of the service to the end customer, the company carries sole risk of physical inventory loss, the company realizes full credit risk, and commission is not fixed.

In determining the terms of our licensing agreement we examined the terms that were standard in the industry at the time. Our main pricing is structured on a schedule through either a pay-per-use or on a licensing basis. The pay-per-use pricing structure will require pharmaceutical broadcasters to pay GIC for the service based on the exact number of viewers and their accumulated viewing time connected to the broadcast. Fees range from $10 per hour for 10 or less viewers to $2,500 per hour for broadcasts with more than 5,000 viewers.

The product will also be offered on a license basis. The license of the product to pharmaceutical companies will be based upon the number of viewers they anticipate will be viewing the broadcast and the duration of the license. Although GIC has not yet determined a set cost structure for the license, we anticipate annual fees ranging from $6,000 to $7,000 for 300 to 400 simultaneous viewers with graduated increases depending on the number of viewers over 400. The company anticipates recognizing net income in the second quarter 2004.

2. Summary Of Significant Accounting Policies (continued)

(f) Comprehensive Income

SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. As at December 31, 2002 the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

(g) Basic and Diluted Net Income (Loss) per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

(h) Accounting for Stock-Based Compensation

The Company does not have a stock option plan and has not previously issued stock in exchange for goods and services provided to the Company. The Company will account for stock issued for services to non-employees in accordance with SFAS No. 123 "Accounting for Stock-Based Compensation". Compensation expense is based on the fair market value of the stock award or fair market value of the goods and services received whichever is more reliably measurable.

(i) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

(j) Financial Instruments

The Company has the following financial instruments: cash, accounts payable, accrued liabilities, and advances from related parties. The carrying value of these financial instruments approximates their fair value based on their liquidity or their short-term nature.

2. Summary Of Significant Accounting Policies (continued)

(k) Recent Accounting Pronouncements

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The adoption of this standard will not have an effect on the Company's financial position or results of operations as there is currently no stock issued as compensation.

In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company will adopt SFAS No. 146 on January 1, 2003. The adoption of this standard will not have a material effect on the Company's financial position and results of operations.

FASB has also issued SFAS No. 145, 147 and 149 but they do not have any relationship to the operations of the Company therefore a description of each and their respective impact on the Company's operations have not been disclosed.

3. Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109") as of its inception. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

3. Income Taxes (continued)

At March 31, 2003 the Company has certain resource and other unused tax pools to offset future taxable income derived in Canada. The benefits of these resource and other tax pools have been offset by a valuation allowance of the same amount.

4. License

On December 31, 2000, the Company entered into an worldwide, exclusive, non-transferable, non-assignable license agreement with KyxPyx Technologies, Inc. ("KyxPyx"), a private affiliated company based in British Columbia, Canada. The Company will market and sell via the internet, KyxPyx's internet streaming video technology to the pharmaceutical industry.

The Company will pay KyxPyx royalties as follows:

(a) 5% of net income after tax on the first $1,000,000;

(b) 3% of net income after tax on the following $3,000,000;

(c) 2% of net income after tax on the following $5,000,000; and

(d) 1% of net income after tax above $9,000,0000

The license agreement expires on December 31, 2003 with an option by the Company to extend the agreement for an additional three years.

GIC CANADA is affiliated with the licensor, KyxPyx Technologies. The companies' share a common officer in Kelly Myers who acts as GIC's Secretary and Chief Technology Officer and the President, CEO and director of KyxPyx Technologies'. Mr. Myers owns 21.8% of KyxPyx and 0.05% of GIC. The license agreement was entered into when Rory O'Byrne, the current President of the Company, was a director and the interim President of KyxPyx and the CEO of the Company. At the time Mr. O'Byrne owned 21.8% of KyxPyx Technologies and 75.0% of GIC CANADA. As of the balance sheet date he owned 0.0% KyxPyx Technologies and 45.0% of GIC CANADA.

5. Common Stock Warrants

During the 2002 fiscal year, the Company issued 1,000,000 units at a price of $0.10 per unit pursuant to a Regulation A Offering to raise $100,000. Each unit consisted of one share of common stock and one share purchase warrant to purchase an additional share at a price of $0.125 until March 11, 2003, and thereafter at a price $0.15 until expiry on March 11, 2004.

6. Related Party Transactions/Balances

(a) The balance of $1,196 due to the President of the Company is non-interest bearing, unsecured and due on demand.

(b) The balance of $7,782 due to a company with common directors and officers is non-interest bearing, unsecured and due on demand.

(c) Consulting services of $7,452 (2002 - $7,164) were donated by the President of the Company during the quarter and treated as donated capital. Value of services donated is calculated based on fair value. In 2000, the President of the Company paid $244 for professional fees, on behalf of the company.

(d) Rent of $994 (2002 - $941) and online services of $30 (2002 - $28) were paid to a company with common directors and officers during the quarter.

(e) At the time the license referenced in Note 4 was executed GIC CANADA and KyxPyx were related by common principal shareholders. At the balance sheet date GIC CANADA's Secretary and CTO was the CEO, Director and a principal shareholder of KyxPyx.

MARKET PRICES, DIVIDENDS AND TRADING INFORMATION

a) The shares of the company are traded on the over-the-counter market under ticker symbol GICIF. Summary trading by quarter for the two most recently competed fiscal periods ending December 31, 2002:

Year and Quarter	OTC-PINK SHEETS

	High (1)	Low (2)

Quarter 1	Not Traded	Not Traded

Quarter 2	0.15	0.10

Quarter 3	0.50	0.15

Quarter 4	0.50	0.15

(1) Over-the-counter quotations may reflect interdealer prices, without retail markup, markdown or commission and may not necessarily reflect actual transactions.

(2) The source for the OTC-Pink Sheet quotation listed is found at the OTC-Pink Sheet's own website located at www.pinksheets.com.

At December 31, 2002, there were 2,000,000 common shares of GIC issued and outstanding.

December 31, 2002, there were 50 holders of record including common shares held by brokerage clearing houses, depositories or otherwise in unregistered form. The beneficial owners of such shares are not known by GIC CANADA.

DIVIDEND POLICY

No cash dividends have been declared by GIC CANADA nor are any intended to be declared. GIC CANADA is not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render GIC insolvent. Dividend policy will be based on GIC CANADA'S cash resources and needs and it is anticipated that all available cash will be needed for property acquisition, exploration and development for the foreseeable future.

GIC CANADA is not aware of any reason as to why the price of the security would have appreciated from those prices reflected in the summary trading table other than the demand for securities has been greater than the available supply.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders	N/A	N/A	N/A
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	N/A	N/A	N/A

OUR TRANSFER AGENT

We have appointed Interwest Transfer Co., Inc. of 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117 telephone (801) 272-9294, facsimile (801) 272-4677 as transfer agent for our shares. The transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares of stock.

MANAGEMENT

The names, municipality of residence, age and position held of the directors and executive officers of GIC are as follows:

Name and Municipality of Residence	Age	Position Held	Term of Office
Rory O'Byrne (1) Victoria, British Columbia Canada	40	Director, President & CEO	CEO: 11/02/00 Director: 03/15/02 President: 03/15/02

Kelly Lee Myers Vancouver, British Columbia Canada	26	Secretary and Chief Technology Officer	CTO: 01/01/01 Secretary: 12/14/02

Dr. Burton Voorhees (1) Edmonton, Alberta, Canada	60	Director	11/02/00

Dr. Colin Campbell (1) Kaleen, Australian Capital Territory, Australia	57	Director	11/02/00

Notes:
(1) Member of audit committee.

All directors have a term of office expiring at the next annual general meeting of GIC CANADA, unless re-elected or earlier vacated in accordance with the bylaws of GIC CANADA. All officers have a term of office lasting until their removal or replacement by the board of directors.

Mr. O'Byrne graduated from Marin Academy in San Rafael, California and went on to obtain his Bachelor of Arts Degree in Political History at the University of Victoria in British Columbia, Canada. Thereafter, he graduated with Honors in Law, specializing in Intellectual Property and International Trade and Finance at University College in the United Kingdom. Mr. O'Byrne has been involved in the finance and merchant banking industries since his graduation from law school and has worked internationally in Hong Kong with Pacific Rim Ventures Inc., in Osaka, Japan with Fujita Kenshikukaisha and in San Francisco, California with Trilogy Capital. From January 1996 to November 1999 he was as a Director for Vista Financial in Vancouver, Canada. Vista Financial is a consulting firm specializing in the areas of corporate finance and legal issues. His duties included financial and legal consulting to companies in the startup and development phases of their operations. From November 1999 he has been Director and Officer of Hampton Financial Partners Inc. in Vancouver, Canada. Hampton Financial Partners is a financial services and market research firm. As an officer of the company his duties have included consulting and raising funding for venture capital projects. From April 2000 through May 2001 he served as interim President of KyxPyx Technologies Inc. His duties there included helping to secure financing for the development of the KyxPyx streaming video technology and directing corporate development From May 2001 until the present he has devoted his time to both the formation and development of Global Internet Communications, the management of Hampton Financial Partners and legal consulting. Mr. O'Byrne devotes approximately 40 hours per month on work for the company.

Mr. Myers' technical background is rooted in the broadcast radio and television industry and arises from his experience in beta-testing professional content-creation hardware and software for companies such as Newtek and Digital Processing Systems. He understands the needs of Internet users as they relate to homestead broadcast systems, multi-media applications and services. During his time (1993-1998) as a freelance new media consultant he has worked with NorthWesTel , NMI, the Yukon Board of Tourism, Vicwest, Viridian and Blue Sky Interactive producing high-end multimedia content. Mr. Myers' involvement as an independent Internet radio broadcaster over the past 2 years has helped contribute to his knowledge of media Since March 2000 until the present, he has been the Chairman of the Board of Directors, Chief Executive Officer and a director of KyxPyx Technologies Inc. Mr. Myers has also been the Chief Technology officer of GIC CANADA since 2001. Mr. Myers devotes approximately 10 hours per month on work for the company.

Professor Voorhees obtained his A.B. from the University of California at Berkeley in 1964, his Masters of Science Degree from the University of Arizona in 1966 and his Ph.D. at the University of Texas at Austin in 1971. He joined the Department of Mathematics at the University of Alberta, Edmonton, Alberta, Canada and the Center for Science at Athabasca University, in Athabasca, Alberta in 1982 and has worked there until the present.

Dr. Campbell obtained his Bachelor of Science Degree (Honors) at Monash University in Victoria, Australia in 1967, specializing in botany, biochemistry, zoology and comparative physiology. In 1974, he obtained his Ph.D. in paleaontology from the University of California, Berkley in paleontology. In 1996, he attended the Australian National University and obtained a Graduate Diploma in Law, with a specialization in environmental law and conflict resolution. That was followed by a Masters Degree in Legal Studies at the same university in 1997. From 1998 to 2001 Dr. Campbell worked as an independent businessman, involved in the stock and real estate investments. From 2001 to the present he has worked for the Forest Caucus of the B.C. Environmental Network, coordinating member group campaigns, forest policy review and policy submissions. He represents the BC environmental community on the provincial Technical Advisory Committee for Identified (Endangered) Wildlife. Dr. Colin Campbell is the brother-in-law of Rory O'Byrne.

Our directors have been elected to serve until the next annual meeting of stockholders and until their successor(s) have been elected and qualified, or until death, resignation or removal.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation we paid for the years ended December 31, 2002, 2001 and 2000, for services of the executive officers. We have not paid any executive officer in excess of $100,000 (including salaries and benefits) during the years ended December 31, 2001, 2000 or 1999.

Annual Compensation

(a)	(b)	(c)	(d)	(e)

Name and Principle Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)

Rory O'Byrne President & CEO	2002 2001 2000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

Lorenzo Oss-Cech Secretary & Director	2002 2001 2000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

Kelly Lee Myers Chief Technology Officer	2002 2001 2000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

Dr. Burton Voorhees Director	2002 2001 2000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

Dr. Colin Campbell Director	2002 2001 2000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

If the plan of conversion is adopted, the salaries and compensation of our officers and directors of the British Columbian company are expected to remain the same.

RELATED PARTY TRANSACTIONS

Mr. Myers is the CTO of Global Internet Communications, Inc. and he is a Director and the CEO of KyxPyx. Mr. Myers currently owns 21.8% of KyxPyx Technologies. Mr. O'Byrne was a Director and the interim President of KyxPyx until his resignation on May 24, 2001. He is the current CEO of Global Internet Communications, Inc. and an Officer and Director of Hampton Financial Partners Inc..

GIC believes that the terms of the license concerning rights and responsibilities of the parties help to ensure that no conflict of interest issues arise. Other than Mr. Myers' non-compete provisions provided for in the license agreement, GIC CANADA has not taken any further steps to ensure that future conflicts will not arise. GIC CANADA has not and has no future plans to take steps to preclude claims by either company for conversion or theft of trade secrets or other proprietary information.

The license agreement was entered into when Mr. O'Byrne was a Director and the interim President of KyxPyx as well as the CEO of Global Internet Communications, Inc.. Other than Kelly Myers, no officers or directors of GIC have any direct or indirect ownership interest in KyxPyx Technologies, Inc.. Kelly Myers owns 1,000 shares of GIC and 1,000 share purchase warrants.

GIC CANADA has entered into a non-arms length verbal agreement with Hampton Financial Partners, Inc. whereby GIC CANADA has been provided office space, including phone lines and mail services. The principal terms allow for the use of the premises and facilities on a month-to-month basis, as of March 31, 2001 at a monthly rental of $335 per month inclusive of all costs. These charges are being recorded as payables and are not subject to any interest and will be paid when GIC CANADA realizes revenues. An Officer and Director of Hampton Financial Partners, Rory O'Byrne, is also the CEO of GIC.

SECURITY OWNERSHIP

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Position	Percent of Class

Rory O'Byrne 120-50 Songhees Road Victoria, BC V9A 7J4	950,000(1)	Director, President, CEO	46.3%

Dr. Colin Campbell 17 Sherlock Street Kaleen, Australian Capital Territory, Australia, 2617	151,000(2)	Director	7.6%

Kelly Lee Myers 802-1955 Haro Street, Vancouver, BC, V6G 1J1	2,000(3)	Secretary and Chief Technology Officer	0.1%

Dr. Burton Voorhees 1 University Drive Athabasca, Alberta, T9S 3A3	2,000(3)	Director	0.1%

(1) Of the 950,000 shares of Common Stock reported, 50,000 shares are attributable to shares of Common Stock issuable under warrants within the next 60 days.

(2) Of the 151,000 shares of Common Stock reported, 1,000 shares are attributable to shares of Common Stock issuable under warrants within the next 60 days.

(3) Of the 2,000 shares of Common Stock reported, 1,000 shares are attributable to shares of Common Stock issuable under warrants within the next 60 days.

DESCRIPTION OF CAPITAL STOCK

GIC CANADA'S securities consist of common stock with a par value of $0.00001 per share. GIC CANADA'S authorized capital is 100,000,000 shares of Common Stock, of which 2,000,000 shares are issued and outstanding as of December 31, 2002. All of GIC CANADA'S common stock, both issued and un-issued, is of the same class and ranks equally as to dividends, voting powers and participation in the assets of GIC CANADA on a winding-up or dissolution. Each share of Common Stock is entitled to one vote with respect to the election of directors and other matters. The shares of common stock do not have cumulative voting rights. The Common Stock has no pre-emptive or conversion rights, and no provisions for redemption, purchase for cancellation, surrender of sinking fund or purchase fund.

Neither the Articles of Incorporation nor the Bylaws of GIC CANADA contain specific provisions which would delay, defer or prevent a change in control of GIC CANADA. However, approximately 98 million shares of Common Stock are authorized but un-issued as of December 31, 2002. All of such authorized but un-issued shares will be available for future issuance by the Board of Directors without additional shareholder approval.

Future stock purchase agreements, stock options, warrants or rights must be approved by shareholders by special resolution passed by a majority of not less than two-thirds of the votes cast by those members of a company who, being entitled to do so, vote in person or by proxy at a general meeting of GIC CANADA. The articles mandate not less than 21 days' notice specifying the intention to propose the resolution as a special resolution, has been duly given, or if every member entitled to attend and vote at the meeting agrees, at a meeting of which less than 21 days' notice has been given, or a resolution consented to in writing by every member of a company who would have been entitled to vote in person or by proxy at a general meeting of GIC, and a resolution so consented to is deemed to be a special resolution passed at a general meeting of GIC.

STOCKHOLDER PROPOSALS

Stockholders of GIC CANADA may submit proposals to be considered for stockholder action at the Special Meeting of Stockholders if they do so in accordance with applicable regulations of the British Columbia Company Act. In order to be considered for inclusion in the proxy statement for the meeting, the Secretary must receive proposals no later than _____, 2003. Stockholder proposals should be addressed to the President, Suite 2305-1050 Burrard Street, Vancouver, British Columbia, Canada, V6Z 2S3.

EXPERTS

The financial statements referred to in this prospectus and elsewhere in the registration statement have been audited by Manning Elliot, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

LEGAL MATTERS

The validity of the issuance of common stock being registered will be passed upon for GIC Nevada by Conrad Lysiak, Attorney-at-Law, Spokane, Washington.

AVAILABLE INFORMATION

GIC CANADA is a non-reporting company and is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Information about our company, including a copy of our Regulation A offering and Form 2A can be accessed at no cost by requesting, by writing or telephoning us at the following address: Global Internet Communications Inc., C/O President, Suite 2305-1050 Burrard Street, Vancouver, British Columbia, Canada, V6Z 2S3. Such reports can also be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission (SEC) in Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. Copies of such material may also be obtained at prescribed rates by writing to the SEC's Public Reference Section, 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for more information on the operation of its public reference rooms.

Any future information filed later with the SEC will update and supersede this information. We may incorporate by reference future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the conversion.

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty. GIC Nevada has provided in its by-laws for the indemnification of officers and directors to the fullest extent possible under Nevada law against expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of ours. In addition, GIC Nevada has the power, to the maximum extent and in the manner permitted by Nevada Revised Statutes, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of GIC Nevada.

The Certificate of Incorporation of GIC Nevada limits or eliminates the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by GIC of expenses incurred or paid by a director, officer or controlling person of GIC in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, GIC Nevada will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS.

3.1 British Columbia Certificate of Incorporation.
3.2 British Columbia Company Articles of Incorporation.
3.3 British Columbia Certificate of Name Change.
3.4 Nevada Company Articles of Incorporation
3.5 Nevada Company By-laws
3.6 Letter of Termination, British Columbia
3.7 Articles of Conversion, Nevada
5.1 Legal opinion
8.1 Tax opinion
10.1 License Agreement
10.2 Employment Agreement: Chief Technical Officer
20.1 Regulation A filing with Exhibits
23.1 Consent of Manning Elliott
23.2 Consent of Conrad Lysiak
99.1 Form F-X
99.2 Specimen Stock Certificate, Nevada Company
99.3 Form of proxy for holders of common stock for special meeting.

ITEM 22. UNDERTAKINGS.

The undersigned registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Respond to requests for information contained in the prospectus within one business day of receipt of such request, and to send the documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, GIC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on July 2 , 2003.

Dated this 2nd day of July , 2003.
/s/ Rory O'Byrne Rory O'Byrne, Chief Executive Officer , Chief Financial Officer, and Controller
/s/ Kelly Myers Kelly Myers, Chief Technology Officer
/s/ Colin Campbell Colin Campbell, Director
/s/ Burton Voorhees Burton O'Voorhees, Director